Exhibit 10.1

Execution Version

[CUSIP Number: 29269JAG8]

[Revolving Credit CUSIP Number: 29269JAH6]

CREDIT AGREEMENT

dated as of September 2, 2014

among

Energen Corporation,

as Borrower,

Wells Fargo Bank, National Association,

as Administrative Agent,

Bank of America, N.A.,

as Syndication Agent,

Compass Bank,

JPMorgan Chase Bank, N.A.

and

Regions Bank

as Co-Documentation Agents

and

The Lenders Party Hereto

Wells Fargo Securities, LLC,

Merrill Lynch, Pierce, Fenner & Smith, Inc.,

BBVA Compass,

J.P. Morgan Securities LLC

and

Regions Capital Markets

Joint Lead Arrangers and Bookrunners

i

EXHIBITS

Annex I	—	List of Maximum Credit Amounts
Exhibit A-1	—	Form of Revolving Note
Exhibit A-2	—	Form of Swingline Note
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Interest Election Request
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Security Instruments as of the Effective Date
Exhibit F	—	Form of Guaranty Agreement
Exhibit G-1	—	Form of Borrower Security Agreement
Exhibit G-2	—	Form of Guarantor Security Agreement
Exhibit H	—	Form of Assignment and Assumption
Exhibit I-1	—	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit I-2	—	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit I-3	—	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit I-4	—	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit J	—	Form of Commitment Increase Certificate
Exhibit K	—	Form of Additional Lender Certificate

SCHEDULES

Schedule 7.05	—	Litigation
Schedule 7.06	—	Environmental Matters
Schedule 7.14	—	Subsidiaries and Partnerships; Unrestricted Subsidiaries
Schedule 7.18	—	Gas Imbalances
Schedule 7.19	—	Swap Agreements
Schedule 9.02	—	Existing Debt
Schedule 9.05	—	Investments

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of September 2, 2014, is among: Energen Corporation, an Alabama corporation (the “Borrower”); each of the Lenders from time to time party hereto; Wells Fargo Bank, National Association (in its individual capacity, “Wells Fargo Bank”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); Bank of America, N.A., as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the “Syndication Agent”); and Compass Bank, JPMorgan Chase Bank, N.A. and Regions Bank, as co-documentation agents for the Lenders (collectively in such capacity, together with their successors in such capacity, the “Co-Documentation Agents”).

RECITALS

A. The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, Alabama Gas Corporation is not an “Affiliate” of the Borrower or any other Credit Party for purposes of the Loan Documents.

“Alagasco Sale” means the Borrower’s divestiture of Alabama Gas Corporation, an Alabama corporation, pursuant to that certain Stock Purchase Agreement, dated as of April 5, 2014, by and among The Laclede Group, Inc., the Borrower and Alabama Gas Corporation.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents; and “Agent” shall mean either the Administrative Agent, the Syndication Agent or any Co-Documentation Agent, as the context requires.

“Aggregate Commitment” means the sum of the Commitments of all Lenders, as the same may be increased, reduced or terminated from time to time pursuant to Section 2.06 or Section 2.10. The Aggregate Commitment on the Effective Date is equal to $1,500,000,000.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of $5,000,000 with a one month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Day if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” shall mean, for any day, with respect to any ABR Loan, LIBOR Market Index Rate Loan or Eurodollar Loan, as the case may be, or the Commitment Fee Rate,

(a) from and after the Effective Date to but excluding January 1, 2015, the rate per annum set forth in the Borrowing Base Utilization Grid in subsection (b) below; provided that Level 1 of the Borrowing Base Utilization Grid shall not be applicable during such period and Level 2 shall apply at all times during such period that the Borrowing Base Utilization Percentage is less than or equal to 50%;

(b) from and after January 1, 2015, at any time other than during an Investment Grade Period, the rate per annum set forth in the grid below based upon the Borrowing Base Utilization Percentage in effect on such day:

Borrowing Base Utilization Grid
	Level 1	Level 2	Level 3	Level 4	Level 5
Borrowing Base Utilization Percentage	≤25%	>25% ≤50%	>50% ≤75%	>75% ≤90%	>90%
Eurodollar Loans and LIBOR Market Index Rate Loans	1.25%	1.50%	1.75%	2.00%	2.25%
ABR Loans	0.25%	0.50%	0.75%	1.00%	1.25%
Commitment Fee Rate	0.30%	0.30%	0.35%	0.40%	0.45%

and (c) from and after January 1, 2015, at any time during an Investment Grade Period, the rate per annum set forth in the grid below based upon the higher of the ratings assigned to the Borrower by Moody’s or S&P in effect on such day:

Ratings Grid
Rating	≥Baa1/BBB+	Baa2/BBB	Baa3/BBB-	≤Ba1/BB+
Eurodollar Loans and LIBOR Market Index Rate Loans	1.125%	1.25%	1.50%	1.75%
ABR Loans	0.125%	0.25%	0.50%	0.75%
Commitment Fee Rate	0.150%	0.200%	0.250%	0.300%

Each change in the Applicable Margin and the Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided that, with respect to the Borrowing Base Utilization Grid, if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.11(a) and such failure continues for more than ten (10) Business Days from the date when such Reserve Report is due, then the “Applicable Margin” means the rate per annum set forth in Level 5 of the Borrowing Base Utilization Grid until such Reserve Report is delivered.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment as such percentage is set forth on Annex I; provided that in the case of Section 2.08(l) when a Defaulting Lender shall exist, “Applicable Percentage” as used in such Section 2.08(l) shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, (b) any other Person that has, at the time Borrower or any Restricted Subsidiary enters into a Swap

Agreement with such Person, a long term senior unsecured debt rating of A-/A3 by either S&P or Moody’s (or their equivalent) or higher or (c) any other Person approved in writing by the Administrative Agent.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) T. Scott Hickman & Associates, Inc. and (d) any other independent petroleum engineers selected by Borrower and reasonably acceptable to the Administrative Agent.

“Arrangers” means, collectively, Wells Fargo Securities, LLC, BBVA Compass, J.P. Morgan Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith, Inc. and Regions Capital Markets, in their capacities as the joint lead arrangers and bookrunners hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit H or any other form approved by the Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.08(c)(ii).

“Availability” means, at any time, (a) the Loan Limit at such time minus (b) the aggregate Revolving Credit Exposures of all Lenders at such time.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bank Price Deck” shall mean the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.

“Bank Products” means any of the following bank services: (a) commercial credit cards, (b) stored value cards and (c) other cash management and treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Products Provider” means any Lender or Affiliate of a Lender that provides Bank Products to the Borrower, any Restricted Subsidiary or any Guarantor.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower Security Agreement” means a Pledge and Security Agreement by the Borrower and the Administrative Agent in substantially the form of Exhibit G-1 (or otherwise in form and substance acceptable to the Administrative Agent) granting Liens and a security interest on the Borrower’s personal property constituting Collateral (as defined therein) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Indebtedness, as the same may be amended, modified, supplemented or restated from time to time.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.12(c).

“Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect. The amount of any Borrowing Base Deficiency is the amount by which the total Revolving Credit Exposure exceeds the Borrowing Base then in effect.

“Borrowing Base Increase Lenders” means, at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having at least ninety percent (90%) of the Aggregate Commitment; and at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding at least ninety percent (90%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit and Swingline Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Commitment and the principal amount of the Loans and participation interests in Letters of Credit and Swingline Loans of the Defaulting Lenders (if any) shall be excluded from the determination of Borrowing Base Increase Lenders.

“Borrowing Base Properties” means the proved Oil and Gas Properties of the Credit Parties included in the most recently delivered Reserve Report and evaluated for purposes of determining the Borrowing Base then in effect.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Base Value” means, with respect to any Oil and Gas Property of a Credit Party or any Swap Agreement in respect of commodities, the value the Administrative Agent attributed to such asset in connection with the most recent determination of the Borrowing Base as confirmed by Required Lenders.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Birmingham, Alabama are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) during any period of 12 consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (c) the occurrence of a “change of control” (or any similar event) under any document or instrument governing the Existing Senior Notes or under any Senior Notes Indenture.

“Change in Law” means (i) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (iii) the making or issuing of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority made or issued after the date of this Agreement; provided, however, for the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives issued in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have gone into effect and to have been adopted after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment is set forth on Annex I hereto and may be (i) modified from time to time pursuant to Section 2.06 and Section 2.10 and (ii) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b).

“Commitment Fee Rate” is as set forth in the definition of “Applicable Margin”.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Restricted Subsidiaries on a consolidated basis, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which the Borrower or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (ii) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (iii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (iv) any extraordinary gains or losses during such period; (v) any non-cash charges or losses and any non-cash income or gains, in each case, required to be included in the net income of the Borrower and its Consolidated Restricted Subsidiaries as a result of the application of ASC 718, 815 and 410 (but shall expressly include any cash charges or payments that have been incurred as a result of the termination of any Swap Agreement); and (vi) any gains or losses attributable to writeups or writedowns of assets.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means, collectively, the Borrower and each Guarantor, and “Credit Party” means any one of the foregoing.

“Debt” means, for any Person, the sum of the following (without duplication): (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (iii) the maximum available amount that may be drawn under letters of credit, surety or other bonds and similar instruments issued for the account of such Person; (iv) the deferred purchase price of Property or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, including trade and other ordinary course payables and accrued expenses (other than (x) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (y) purchase price holdbacks in respect of a portion of the purchase price of Property to satisfy warranty or other underperformed obligations of the respective seller); (v) the principal component of obligations of such Person under Capital Leases; (vi) all Debt (as defined in the other clauses of this definition, but excluding prepaid interest thereon) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (vii) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments; (viii) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (ix) without duplication, all Guarantee Obligations of such Person; provided, however, “Debt” shall not include (a) deferred or prepaid revenue, (b) any obligation in respect of a farm-in agreement, joint development agreement, joint operating agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement must be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, (c) any obligation in respect of any Swap Agreement that is permitted under this Agreement, (d) prepayments for gas or crude oil production or net gas imbalances in the ordinary course of business not in excess of $10,000,000 in the aggregate at any time outstanding, (e) any obligation under any pension plan, deferred compensation arrangement or other benefit plan, retirement plan or compensation arrangement and (f) monetary obligations as lessee under leases that are, in accordance with GAAP, recorded as operating leases.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.11(b), any Lender that (a) has failed to (i) fund its pro rata share of any Loans or participation in Letters of Credit required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit and Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, or assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each other Lender.

“Determination Date” has the meaning set forth in Section 9.01(a).

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than as a result of a change of control or asset sale), matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Equity Interest provide that such Equity Interest shall not be required to be repurchased or redeemed until the Maturity Date has occurred or such repurchase or redemption is otherwise permitted by this Agreement, including as a result of a waiver hereunder), in whole or in part, in each case on or prior to the date that is 91 days after the earlier of (i) the Maturity Date and (ii)

the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated; provided that, if such Equity Interest is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Equity Interest held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Borrower, in each case pursuant to any equity holders’ agreement, equity plan or stock incentive plan or any other management, director or employee benefit plan or agreement shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: Interest Expense, the provision for federal, state, and local income and franchise taxes payable by the Borrower and its Consolidated Restricted Subsidiaries, depreciation, depletion, amortization, exploration expenses, any noncash losses or charges on any Swap Agreements, including, without limitation, impairment of goodwill and long-lived assets (including Oil and Gas Properties), other noncash charges, extraordinary or non-recurring losses and losses from asset dispositions (other than Hydrocarbons produced in the ordinary course of business), minus all noncash income, extraordinary or non-recurring gains and gains from asset dispositions (other than Hydrocarbons produced in the ordinary course of business), in each case to the extent added to Consolidated Net Income in such period, plus the one-time reasonable and customary fees, commissions and expenses incurred by the Borrower in connection with the Transactions to the extent deducted from Consolidated Net Income; provided that, with respect to the determination of the Borrower’s compliance with Section 9.01(a) for any period, EBITDAX shall be adjusted to give effect, on a pro forma basis in a manner reasonably acceptable to the Administrative Agent, to any Material Acquisition or Material Disposition made during such period, as if such acquisition or disposition had occurred on the first day of such period.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.04(b)(i) and Section 12.04(b)(ii)(E), subject to such consents, if any, as may be required under Section 12.04(b)(i).

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements relating to the protection of the environment, natural resources, or endangered or threatened species or relating to Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Restricted Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Restricted Subsidiary is located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which notice by the Borrower, a Subsidiary or an ERISA Affiliate is waived under applicable regulation); (b) the failure of a Pension Plan to meet the minimum funding standards under section 412 of the Code or section 302 of ERISA (determined without regard to any waiver of the funding provisions therein or in section 430 of the Code or section 303 of ERISA); (c) the filing pursuant to section 412 of the Code or section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the failure of a Pension Plan to satisfy the requirements of section 401(a)(29) of the Code, section 436 of the Code or section 206(g) of ERISA; (e) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan (including any liability in connection with the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under section 4041 of ERISA); (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan or the occurrence of any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under section 4062(e) of ERISA or with respect to the withdrawal or partial withdrawal from any Pension Plan (including as a “substantial employer,” as defined in section 4001(a)(2) of ERISA) or Multiemployer Plan (including the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any Withdrawal Liability); or (h) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice concerning the imposition of a Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, within the meaning of section 305 of ERISA, or insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means: (i) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent for more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained to extent required by and in accordance with GAAP; (ii) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance or other social security, old age pension, public liability obligations or similar legislation and deposits securing liabilities to insurance carriers or self-insurance arrangements in respect of such obligations, in each case which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established to the extent required by GAAP; (iii) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties, in each case which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established to the extent required by GAAP; (iv) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established to the extent required by GAAP, provided that any such Lien referred to in this clause does not in the aggregate have a Material Adverse Effect; (v) Liens on Properties other than Borrowing Base Properties created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any deposit accounts of the Borrower and its Subsidiaries held at such banks or financial institutions, as the case may be, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution; (vi) Immaterial Title Deficiencies, easements, rights-of-way, licenses, restrictions (including zoning restrictions), servitudes, permits, conditions and covenants, exceptions, encroachments, protrusions, reservations and other similar charges or encumbrances in any Property of the Borrower or any Restricted Subsidiary, including, without limitation, for the purpose of roads, pipelines, power lines, sewer lines, water lines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole; (vii) Liens on Properties other than Borrowing Base Properties to secure performance of tenders, plugging and abandonment obligations, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature that are (a) incurred in the ordinary course of business or (b) otherwise constituting Investments permitted hereunder; (viii) judgment and attachment Liens not giving rise to an Event of Default; (ix) ground leases, subleases, licenses, or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located; (x) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement; (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xii) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s acceptance issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 9.02; (xiii) leases, licenses, subleases or sublicenses granted to other Persons not interfering in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole; (xiv) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by Borrower or any of its Restricted Subsidiaries; (xv) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of business of the Borrower and the Restricted Subsidiaries, taken as a whole; and (xvi) Liens arising pursuant to Section 9-343 of the Texas Uniform Commercial Code or other similar statutory provisions in other states or jurisdictions with respect to production purchased from others; provided, however that (a) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens, (b) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Indebtedness and (c) the Liens described in clauses (i) through (v) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced (other than any action that has been satisfied, vacated, discharged or stayed or bonded pending appeal).

“Excluded Swap Obligation” means, with respect to any Credit Party individually determined on a Credit Party by Credit Party basis, any Indebtedness in respect of any Swap Agreement if, and solely to the extent that, all or a portion of the guarantee by such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Indebtedness in respect of any Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Indebtedness in respect of any Swap Agreement. If any Indebtedness in respect of any Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Indebtedness in respect of any Swap Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank, the Swingline Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document (each, a “Recipient”), any of the following Taxes imposed on or with respect to such Recipient or required to be withheld or deducted with respect to such Recipient, (i) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes and branch profits Taxes, in each case (a) imposed by the United States of America or such other jurisdiction (or any political subdivision of the United States of America or such other jurisdiction) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (b) that are Other Connection Taxes, (ii) in the case of a Lender (other than pursuant to an assignment requested by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to or for the account of such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c), (iii) taxes attributable to such Lender’s failure to comply with Section 5.03(f), and (iv) any United States federal withholding taxes imposed by FATCA.

“Existing Credit Agreements” means (i) that certain Credit Agreement, dated as of October 30, 2012, among the Borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer and (ii) that certain Credit Agreement, dated as of December 17, 2013, among the Borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent.

“Existing Indenture” means that certain Indenture, dated as of September 1, 1996, between the Borrower and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee.

“Existing Senior Notes” means, collectively, the Borrower’s (i) 4.625% Senior Notes due September 2021, (ii) the Borrower’s 7.125% – 7.60% Medium-Term Notes, Series A and B,

due July 28, 2022 to February 15, 2028 and (iii) the Borrower’s 7.23% – 7.40% Medium-Term Notes, Series A, due July 24, 2017 to July 28, 2017 (the “Existing Senior Notes Due 2017”), in each case issued pursuant to the Existing Indenture and together with Permitted Refinancings thereof. As of the Effective Date, the aggregate outstanding principal amount of the Existing Senior Notes equals $554,000,000.

“Existing Senior Notes Due 2017” has the meaning set forth in the definition of “Existing Senior Notes”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person or any other Responsible Officer of such Person reasonably acceptable to the Administrative Agent. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Flood Insurance Regulations” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (i) with respect to the Issuing Bank, such Defaulting Lender’s LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (ii) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Debt or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Debt or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Debt of the ability of the primary obligor to make payment of such Debt or (d) otherwise to assure or hold harmless the owner of such Debt against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Debt). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the lower of (i) an amount equal to the stated or determinable amount of the related primary obligation as of the date of determination in respect of which such Guarantee Obligation is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation as of the date of determination, unless such primary obligation and maximum amount for which such guaranteeing Person may be liable are not stated, in which case the amount of such Guarantee Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability as of the date of determination in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantor Security Agreement” means a Pledge and Security Agreement by the Guarantors and the Administrative Agent in substantially the form of Exhibit G-2 (or otherwise in form and substance acceptable to the Administrative Agent) granting Liens and a security interest on the Guarantors’ personal property constituting Collateral (as defined therein) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Indebtedness, as the same may be amended, modified, supplemented or restated from time to time.

“Guarantors” means Energen Resources Corporation, an Alabama corporation, each other Material Subsidiary and each other Domestic Subsidiary that guarantees the Indebtedness pursuant to Section 8.13(b).

“Guaranty Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F unconditionally guarantying, on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law, including any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law, including petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde form insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the Effective Date.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that is not a Material Subsidiary.

“Immaterial Title Deficiencies” means, with respect to Oil and Gas Properties, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentages and other Liens, defects, discrepancies and similar matters which do not, individually or in the aggregate, affect Oil and Gas Properties with a PV-9 greater than three percent (3%) of the PV-9 of all Oil and Gas Properties.

“Indebtedness” means any and all amounts owing or to be owing by the Borrower, any Restricted Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (i) to any Agent, the Issuing Bank or any Lender under any Loan Document, including all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action); (ii) to any Secured Swap Provider under any Secured Swap Agreement (including, for the avoidance of doubt, any Secured Swap Agreement in existence prior to the Effective Date); (iii) to any Bank Products Provider in respect of Secured Bank Products Agreements; and (iv) all renewals, extensions and/or rearrangements of any of the above; provided that solely with respect to any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Credit Party shall in any event be excluded from “Indebtedness” owing by such Credit Party.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document, and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitees” has the meaning set forth in Section 12.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated June 19, 2014 relating to the Borrower and the Transactions.

“Initial Reserve Report” means the report of the Credit Parties’ internal engineering staff with respect to certain Oil and Gas Properties of the Credit Parties that are Qualified ECP Guarantors as of June 1, 2014.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Expense” means, for any period, for the Borrower and the Consolidated Restricted Subsidiaries, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses for such period in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Interest Payment Date” means (i) with respect to any ABR Loan or any LIBOR Market Index Loan, the last day of each March, June, September and December and (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to and with the consent of each Lender, periods of nine or twelve months) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (i) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (ii) the making of any deposit (other than a deposit made to support an obligation of the Credit Parties) with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (iii) the purchase or acquisition (in one or a series of transactions) of Property (other than Equity Interests) of another Person that constitutes a business unit; or (iv) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 9.05.

“Investment Grade Period” shall mean any period commencing with the date the Borrower elects to enter into an Investment Grade Period pursuant to the provisions of

Section 12.18(a) and ending with the earlier to occur of (i) the date the Borrower elects to exit such Investment Grade Period pursuant to the provisions of Section 12.18(b) and (ii) the first date following the beginning of such Investment Grade Period on which the Borrower receives both (A) a corporate rating from Moody’s that is lower than Ba1 and (B) a corporate rating from S&P that is lower than BB+.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means Wells Fargo Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” at any time means One Hundred Million dollars ($100,000,000).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Maturity Date” has the meaning set forth in Section 2.08(c)(i).

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and as the context requires, includes the Swingline Lender.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. “LIBO Rate” shall not be less than zero.

“LIBOR Market Index”, when used in reference to any Loan or Borrowing, means that such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the LIBOR Market Index Rate.

“LIBOR Market Index Rate” means, for any day with respect to any LIBOR Market Index Loan, a rate per annum equal to the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time on such day (or if such day is not a Business Day, then the immediately preceding Business Day), as the rate for dollar deposits with a one-month maturity. In the event that such rate is not available at such time for any reason, then the “LIBOR Market Index Rate” with respect to such LIBOR Market Index Loan shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Loan and for a one-month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such day (or if such day is not a Business Day, then the immediately preceding Business Day). “LIBOR Market Index Rate” shall not be less than zero.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (ii) production payments and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed a Lien. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.

“Liquidate” means, with respect to any Swap Agreement, the sale, assignment, novation, unwind, monetization or termination of all or any part of such Swap Agreement or the creation of an offsetting position against all or any part of such Swap Agreement, except for any such assignment or novation to an Affiliate or successor of the Approved Counterparty thereto which Affiliate or successor itself meets the requirements of the definition of “Approved Counterparty”. The term “Liquidated” has a correlative meaning thereto.

“Liquidity” means, as of any date, the sum of (a) Availability as of such date (but only to the extent that the Borrower is permitted to borrow such amount under the terms of this Agreement, including Section 6.02 hereof) and (b) the aggregate amount of cash and cash equivalents (in each case, free and clear of all Liens, other than Liens permitted by Section 9.03(a), Section 9.03(e) and clause (v) of the definition of Excepted Liens) included in the cash and cash equivalent accounts listed on the consolidated balance sheet of the Borrower and the Consolidated Restricted Subsidiaries as of such date, less the amount, if any, of the Borrowing Base Deficiency existing on such date.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.

“Loan Limit” shall mean (a) at any time during an Investment Grade Period, the lesser of (i) the Maximum Aggregate Amount and (ii) the Aggregate Commitment at such time and (b) at any time that is not an Investment Grade Period, the least of (i) the Maximum Aggregate Amount, (ii) the Aggregate Commitment and (iii) the Borrowing Base at such time.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement in the form of a Revolving Loan or a Swingline Loan.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having more than fifty percent (50%) of the Aggregate Commitment; and at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit and Swingline Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Commitment and the principal amount of the Loans and participation interests in Letters of Credit and Swingline Loans of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Material Acquisition” means an acquisition or a series of related acquisitions in which the consideration paid by the Credit Parties is equal to or greater than $50,000,000.

“Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect on, the business, operations, assets, Properties, financial condition or liabilities (actual or contingent) of the Borrower and the Restricted Subsidiaries, taken as a whole or (ii) a material impairment of the rights and remedies of the Administrative Agent, the Issuing Bank or any Lender under any Loan Document, or of the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under any of the Loan Documents. For the avoidance of doubt, the consummation of the Alagasco Sale shall not constitute a Material Adverse Effect.

“Material Contract” means any indenture, agreement or other instrument binding upon the Borrower or any Restricted Subsidiary that, if breached by the Borrower or such Restricted Subsidiary, would reasonably be expected to result in a Material Adverse Effect.

“Material Disposition” means a disposition or a series of related dispositions in which the consideration received by the Credit Parties is equal to or greater than $50,000,000.

“Material Indebtedness” means Debt (other than the Indebtedness), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Material Subsidiary” means, as of any date, any Domestic Subsidiary that is a Restricted Subsidiary and a Wholly-Owned Subsidiary and together with its subsidiaries, (i)generates revenues in any fiscal year in excess of 5% of the consolidated total revenues of the Borrower and its Subsidiaries or (ii) owns assets (after eliminating intercompany obligations) with an aggregate value greater than or equal to 5% of Total Assets.

“Maturity Date” means August 30, 2019.

“Maximum Aggregate Amount” means $2,500,000,000, as the same may be reduced or terminated pursuant to Section 2.06.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens in favor of the Administrative Agent and the Lenders existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA to which the Borrower, a Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders, all Non-Defaulting Lenders or all affected Lenders in accordance with the terms of Section 12.02(b) and (ii) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means any Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning set forth in Section 2.08(c)(ii).

“Non-Recourse Debt” means any Debt of any Unrestricted Subsidiary, in each case in respect of which: (i) the holder or holders thereof shall have recourse only to, and shall have the right to require the obligations of such Unrestricted Subsidiary to be performed, satisfied, and paid only out of, the Property of such Unrestricted Subsidiary and/or one or more of its Subsidiaries (but only to the extent that such Subsidiaries are Unrestricted Subsidiaries) and/or any other Person (other than Borrower and/or any Restricted Subsidiary) and shall have no direct or indirect recourse (including by way of guaranty, support or indemnity) to the Borrower or any Restricted Subsidiary or to any of the Property of Borrower or any

Restricted Subsidiary, whether for principal, interest, fees, expenses or otherwise; and (ii) the terms and conditions relating to the non-recourse nature of such Debt are in form and substance reasonably acceptable to the Administrative Agent.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) evidencing Revolving Loans and Swingline Loans and being substantially in the forms of Exhibit A-1 and Exhibit A-2, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Properties” means (i) Hydrocarbon Interests; (ii) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (iii) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (iv) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (v) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (vi) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (vii) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned by the Borrower and/or its Restricted Subsidiaries, as the context requires.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or other similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment requested by Borrower pursuant to Section 5.04(b) hereof).

“Participant” has the meaning set forth in Section 12.04(c).

“Participant Register” has the meaning set forth in Section 12.04(c).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” means any Plan, other than a Multiemployer Plan, that is subject to Title IV of ERISA.

“Permitted Investments” means Investments described and permitted under Sections 9.05(c), Section 9.05(d), Section 9.05(e), Section 9.05(f), Section 9.05(g) and Section 9.05(h).

“Permitted Refinancing” means Debt issued or incurred (including by means of the extension or renewal of existing Debt) to refinance, refund, extend, renew or replace existing Debt (the “Refinanced Debt”); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing is not greater than the outstanding principal amount (or accreted value, if applicable) of such Refinanced Debt plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon, reasonable fees and expenses and existing commitments unutilized and letters of credit undrawn thereunder, (b) such Permitted Refinancing has a final maturity that is no sooner than such Refinanced Debt, (c) such Permitted Refinancing contains terms and conditions, taken as a whole, that are not materially less favorable to the Borrower (as determined by the Borrower in good faith) than the Refinanced Debt (but excluding interest rates, fees, floors, funding discounts and redemption or prepayment premiums) and (d) if such Refinanced Debt or any guarantees in respect thereof are subordinated to the Indebtedness, such Permitted Refinancing shall be subordinated to the Indebtedness to the same extent as the Refinanced Debt.

“Permitted Unrestricted Subsidiary Debt” means Debt of the Borrower or any Restricted Subsidiary held by and owing to an Unrestricted Subsidiary in an aggregate amount at any one time outstanding not to exceed $2,500,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan, as defined in section 3(3) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (ii) was at any time during the three calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank as its prime rate in effect at its principal office in San Francisco, California; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“PV-9” shall mean, with respect to any proved reserves expected to be produced from the Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent Bank Price Deck and subject to the rules and regulations for oil and gas reporting promulgated by the SEC.

“Qualified ECP Guarantor” means, in respect of any Swap Agreement, each Credit Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” shall have the meaning provided in the definition of “Excluded Taxes” in this Section 1.02.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Refinancing” means the repayment in full of all of the indebtedness, obligations and liabilities outstanding under the Existing Credit Agreements (other than contingent indemnification obligations that survive the termination of the Existing Credit Agreements).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.09.

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having at least sixty-six and two-thirds percent (66- 2⁄3%) of the Aggregate Commitment; and at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding at least sixty-six and two-thirds percent (66- 2⁄3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit and Swingline Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Commitment and the principal amount of the Loans and participation interests in Letters of Credit and Swingline Loans of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.11(a) (or such other date in the event of an Interim Redetermination) the proved oil and gas reserves attributable to the Oil and Gas Properties of the Credit Parties that are Qualified ECP Guarantors, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time and reflecting Swap Agreements in place with respect to such production.

“Responsible Officer” means, as to any Person, (i) the Chief Executive Officer, the President, any Financial Officer, any Vice President (however denominated) and any other authorized officer of such Person and (ii) any other authorized Person of such Person reasonably acceptable to the Administrative Agent. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans (including Swingline Loans) and its LC Exposure at such time. “Revolving Credit Exposures” means, at any time, the Revolving Credit Exposure of all Lenders at such time.

“Revolving Loans” has the meaning set forth in Section 2.01.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, the Norwegian State or any Governmental Authority acting on behalf of any of the foregoing, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders (including the Swingline Lender), the Issuing Bank, the Bank Products Providers and Secured Swap Providers, and “Secured Party” means any of them individually.

“Secured Bank Products Agreement” means any agreements or instruments governing Bank Products between the Borrower, any of its Restricted Subsidiaries or any Guarantor and a Bank Products Provider.

“Secured Swap Agreement” means any Swap Agreement between the Borrower or any of its Restricted Subsidiaries and a Secured Swap Provider; provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any transactions, trades or confirmations entered into after the time that such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Provider” means any (a) Person that is a party to a Swap Agreement with the Borrower or any of its Restricted Subsidiaries that entered into such Swap Agreement before or while such Person was a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, or (b) assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender.

“Security Agreements” means, collectively, the Borrower Security Agreement and Guarantor Security Agreement.

“Security Instruments” means the Guaranty Agreement, the Security Agreements, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Notes” means any unsecured senior or unsecured senior subordinated Debt securities (whether registered or privately placed) incurred pursuant to a Senior Notes Indenture (excluding, for the avoidance of doubt, the Existing Senior Notes).

“Senior Notes Indenture” means any indenture among a Credit Party, as issuer, the subsidiary guarantors party thereto (if any) and the trustee named therein, pursuant to which any Senior Notes are issued, as the same may be amended or supplemented in accordance with Section 9.19(a)(ii).

“Solvency” and/or “Solvent” means, with respect to any Person as of a particular date, that on such date (a) the present fair saleable value of the aggregate assets (after giving effect to amounts that would reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and mature in the ordinary course of business (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that would reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital and (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, in each case under (a) and (b) by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act); provided that no deferred compensation, phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement. Notwithstanding the foregoing, the term “Swap Agreement” shall not include (i) any agreements or obligations for physically sold and physically settled commodities at any index-based price or (ii) any purchased put options or floors for Hydrocarbons that are not related to corresponding calls, collars or swaps and with respect to which neither Borrower nor any Restricted Subsidiary has any payment obligation other than premiums and charges the total amount of which are fixed and known at the time such transaction is entered into. Each individual trade, confirmation or transaction entered into under or in connection with a Swap Agreement shall be deemed a “Swap Agreement” for the purposes of this Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by one or more readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or an Affiliate of a Lender), or if no such quotation is available, by the counterparty to such Swap Agreement.

“Swingline Commitment” at any time means One Hundred Million dollars ($100,000,000). The Swingline Commitment is part of, and not in addition to, the Aggregate Commitment.

“Swingline Lender” means Wells Fargo Bank in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.09, and all such swingline loans collectively as the context requires.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments pursuant to this Agreement.

“Total Assets” means the total consolidated assets of the Borrower and its Subsidiaries, as determined in accordance with GAAP.

“Total Debt” means, at any date, (1) the aggregate amount of the following Debt of the Borrower and the Consolidated Restricted Subsidiaries (without duplication) on a consolidated basis: (a) Debt of the types described in clauses (i), (ii) and (ix) of the definition of “Debt” (other than intercompany Debt owing between or among the Borrower and/or any Restricted Subsidiary), (b) Debt of the type described in clause (iii) of the definition of “Debt” (but only to the extent of any unreimbursed drawings under any such Debt), and (c) Debt of the types described in clauses (v) through (viii) of the definition of “Debt”, in each case actually owing by the Borrower and the Restricted Subsidiaries on such date and to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP (provided that the amount of any obligations under Capital Leases and any Debt issued at a discount to its face value shall be determined in accordance with GAAP); minus (2) the aggregate cash and Permitted Investments (in each case, free and clear of all Liens, other than Liens permitted by Section 9.03(a), Section 9.03(e) and clause (v) of the definition of Excepted Liens) included in the cash and cash equivalent accounts listed on the consolidated balance sheet of the Borrower and the Consolidated Restricted Subsidiaries as of such date. Notwithstanding the foregoing, “Total Debt” shall not include non-cash obligations under ASC 815.

“Transactions” means, (a) with respect to (i) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Properties pursuant to the Security Instruments and (ii) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of Liens on Properties pursuant to the Security Instruments, (b) the Alagasco Sale, (c) the Refinancing and (d) the payment of fees, commissions and expenses in connection with each of the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate, the LIBOR Market Index Rate or the Adjusted LIBO Rate.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such on Schedule 7.14 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.06.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f).

“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Credit Party or the Administrative Agent.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” as used in this Agreement shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import as used in this Agreement, shall be construed to refer to this Agreement in its entirety (including all Annexes, Exhibits and Schedules to this Agreement) and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” as used in this Agreement means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything herein to the contrary, (i) for purposes of calculating compliance with any covenant in this Agreement or any other Loan Document, no effect shall be given to any change in GAAP arising out of a change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010 or a substantially similar pronouncement, and (ii) for the purposes of calculating any of the ratios tested under Section 9.01, and the components of each of such ratios, all Unrestricted Subsidiaries, and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Unrestricted Subsidiary or any of its subsidiaries to the Borrower or any Restricted Subsidiary, which shall be deemed to be income to the Borrower or such Restricted Subsidiary when actually received by it.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make revolving loans (“Revolving Loans”) to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding its Applicable Percentage of the Loan Limit or (b) the total Revolving Credit Exposures exceeding the Loan Limit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing (other than Borrowings of Swingline Loans) shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(c). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. The Revolving Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A-1, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender and otherwise duly completed. The Swingline Loans made by the Swingline Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A-2, dated as of the date of this Agreement. The date, amount, Type, interest rate and, if applicable,

Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note. Failure to make any such recordation shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing of Revolving Loans, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the same Business Day of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(c) or any deemed request of an ABR Borrowing to repay any Swingline Loan as provided in Section 2.09(c). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, email or fax to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the amount of the then effective Borrowing Base, the amount of the then effective Aggregate Commitment, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the Loan Limit.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing (other than Borrowings of Swingline Loans) initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, email or fax to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Not later than 1:00 p.m., New York City time, on the date specified in the applicable Borrowing Request, each Lender shall make each Revolving Loan to be made by it hereunder by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that (A) ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(c) shall be remitted by the Administrative Agent to the Issuing Bank and (B) Loans to be made for the purpose of refinancing Swingline Loans shall be made by the Lenders as provided in Section 2.09(c). Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable for the respective Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this Section 2.05 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any breach by such Lender of its obligations hereunder (it being understood, however, that no Agent or Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

Section 2.06 Termination and Reduction of Commitments and Maximum Aggregate Amount.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Aggregate Commitment shall terminate on the Maturity Date. If at any time the Maximum Aggregate Amount or the Borrowing Base is terminated (except due to an Investment Grade Period) or reduced to zero, then the Aggregate Commitment shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Maximum Aggregate Amount or Aggregate Commitment.

(i) The Borrower may at any time terminate, or from time to time reduce, the Maximum Aggregate Amount or Aggregate Commitment; provided that (A) upon any reduction of the Maximum Aggregate Amount to an amount less than the Aggregate Commitment, the Aggregate Commitment shall automatically be reduced (ratably in accordance with each Lender’s Applicable Percentage) so that the Aggregate Commitment equals the Maximum Aggregate Amount (as so reduced), (B) each reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (C) the Borrower shall not terminate or reduce the Maximum Aggregate Amount or the Aggregate Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the Loan Limit.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Maximum Aggregate Amount or Aggregate Commitment under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Maximum Aggregate Amount or Aggregate Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Maximum Aggregate Amount or Aggregate Commitment shall be permanent and may not be reinstated. Each reduction of the Maximum Aggregate Amount or Aggregate Commitment shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(iii) Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Commitment, the Aggregate Commitment shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s

Applicable Percentage) so that it equals such redetermined Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Commitment and the Aggregate Commitment).

Section 2.07 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $2,100,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments in between Scheduled Redeterminations from time to time pursuant to this Section 2.07 or Section 8.12(c).

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on April 1st and October 1st of each year (or, in each case, such date promptly thereafter as reasonably practicable), commencing April 1, 2015. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time between Scheduled Redeterminations, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07. In addition to, and not including and/or limited by the Interim Redetermination rights above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional Interim Redeterminations of the Borrowing Base pursuant to Section 2.07(g) below in connection with acquisitions of Oil and Gas Properties described therein.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.11(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.11(b) and (c), and (B) such other reports, data and supplemental information, including the information provided pursuant to Section 8.11(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith in its sole discretion propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any Swap Agreements or any other Debt) as the Administrative Agent deems appropriate in accordance with its usual and customary oil and gas lending criteria as it exists at the particular time;

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”) promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by the Borrowing Base Increase Lenders (in each such Lender’s good faith in its sole discretion in accordance with such Lender’s usual and customary oil and gas lending criteria as it exists at the particular time) as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders (in each such Lender’s good faith in its sole discretion in accordance with such Lender’s usual and customary oil and gas lending criteria as it exists at the particular time) as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, in the case of any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, in the case of any Proposed Borrowing Base that would increase the Borrowing Base then in effect, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be a disapproval of the Proposed Borrowing Base. If, at the end of such 15-day period, the Borrowing Base Increase Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, the Borrowing Base Increase Lenders or the Required Lenders, as applicable, have not approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to (x) in the case of a decrease or reaffirmation, a number of Lenders sufficient to constitute the Required Lenders and (y) in the case of an increase, the Borrowing Base Increase Lenders, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by the Borrowing Base Increase Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall promptly thereafter notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then on the April 1st or October 1st (or, in each case, such date promptly thereafter as reasonably practicable), as applicable, following such New Borrowing Base Notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 2.07(f), Section 2.07(g) or Section 8.12(c), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Reduction Upon Issuance of Senior Notes. If the Borrower issues any Senior Notes during the period between Scheduled Redetermination dates, then (i) on the date on which such Senior Notes are issued, the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Senior Notes, and (ii) the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Bank and the Lenders on such date until the next redetermination or modification thereof hereunder. For purposes of this Section 2.07(e), if any such Debt is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount. Notwithstanding the foregoing, no such reduction to the Borrowing Base shall be required with respect to (x) Senior Notes issued to refinance the Existing Senior Notes up to the principal amount of the Existing Senior Notes (and for the avoidance of doubt, any principal amounts issued in excess thereof shall be subject to the foregoing reduction) or (y) Senior Notes in an aggregate stated principal amount not to exceed $300,000,000 issued by the Borrower prior to April 1, 2015 (and for the avoidance of doubt, any principal amounts issued in excess thereof shall be subject to the foregoing reduction).

(f) Reduction Upon Asset Sales and Swap Liquidations. If, during the period between Scheduled Redetermination dates, there are (i) sales or other dispositions of Borrowing Base Properties or any interest therein (including as a result of any Casualty Events), (ii) sales or dispositions of any Restricted Subsidiary owning Borrowing Base Properties and/or (iii) the Liquidation of any Swap Agreements in respect of commodities, then in each case, the Borrowing Base shall be reduced if required by Section 9.12(d)(iv), in the manner set forth therein.

(g) Acquisition Redetermination. In connection with any acquisition (or series of acquisitions during the period between Scheduled Redetermination dates) of Oil and Gas Properties by the Credit Parties with a purchase price exceeding 5% of the Borrowing Base then in effect, the Borrower may, upon written notice to the Administrative Agent, elect to cause the Borrowing Base to be redetermined in accordance with the procedures set forth for Interim Redeterminations, to be effective on or about the closing of such acquisition.

(h) Administrative Agent Data. The Administrative Agent hereby agrees to provide promptly, and in any event within 3 Business Days, following its receipt of a request by the Borrower, an updated Bank Price Deck. In addition, the Administrative Agent and the Lenders agree, upon request, to meet with the Borrower to discuss their evaluation of the reservoir engineering of the Oil and Gas Properties included in the Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Borrowing Base.

(i) Investment Grade Period. Notwithstanding anything in this Agreement to the contrary, during any Investment Grade Period, the provisions of clauses (a) through (g) of this Section 2.07, Section 8.12(c) and Section 9.12(d)(iv) and any other provisions tied to the Borrowing Base and/or a Borrowing Base Deficiency will be deemed to be inapplicable and shall be disregarded for all purposes. Upon the end of any Investment Grade Period, (i) the Borrowing Base will be, until so redetermined pursuant to clause (ii), the most recent Borrowing Base that was in effect prior to such Investment Grade Period and (ii) the Borrower will provide to the Administrative Agent a Reserve Report of the type described in Section 8.11(b) no later than thirty (30) days following the end of such Investment Grade Period, and the Borrowing Base will be redetermined using the procedures for Interim Redeterminations set forth above.

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of a Letter of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result of the issuance of such Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver, email or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation and warranty by the Borrower that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (x) the LC Exposure shall not exceed the LC Commitment and (y) the total Revolving Credit Exposures shall not exceed the Loan Limit.

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application or any Letter of Credit Agreement and the terms of this Agreement, the terms of this Agreement shall control.

The Issuing Bank shall not be under any obligation to issue any Letter of Credit if: (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (y) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

Upon at least one (1) Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Issuing Bank (which notice the

Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, on any day, permanently to terminate the LC Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the outstanding LC Exposure shall not exceed the LC Commitment.

(c) Expiration Date.

(i) Each Letter of Credit shall expire (the “LC Maturity Date”) at or prior to the close of business on the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit (or fifteen (15) months with respect to Letters of Credit issued for the benefit of the Texas Railroad Commission or such longer period as the Issuing Bank may agree in its sole discretion), or in the case of any renewal or extension thereof, one year after such renewal or extension (or fifteen (15) months with respect to Letters of Credit issued for the benefit of the Texas Railroad Commission or such longer period as the Issuing Bank may agree in its sole discretion) and (B) the date that is five Business Days prior to the Maturity Date.

(ii) If the Borrower so requests, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the date that is five Business Days prior to the Maturity Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.08(a) or otherwise), or (B) it has received notice (which may be by telephone, email or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (I) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (II) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.02 are not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement not later than 2:00 p.m., New York City time by paying to the Administrative Agent an amount equal to such LC Disbursement on the date that such LC Disbursement is made if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing (and Borrower’s failure to make such reimbursement payment shall not constitute a payment Default hereunder). If the Borrower fails to make such reimbursement payment when due, or is unable to finance such payment with an ABR Borrowing because it cannot satisfy the conditions in Section 6.02, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not (i) be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) be construed to excuse the Administrative Agent, the Lenders, the Issuing Bank, or any of their Related Parties from liability for its own gross negligence or willful misconduct. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by email or fax) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent indicating that the Required Lenders require the deposit of cash collateral pursuant to this Section 2.08(j) or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an existing Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Restricted Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the

Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence and continuance of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within two Business Days after all Events of Default have been cured or waived.

(k) Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(l) Defaulting Lenders. If, at any time, a Defaulting Lender exists hereunder, then, within one (1) Business Day following the written request of the Issuing Bank, the Borrower shall cash collateralize the Fronting Exposure of the Issuing Bank with respect to such Defaulting Lender (determined after giving effect to Section 2.11(a)(iv) and any cash collateral provided by such Defaulting Lender) with respect to the Defaulting Lender in an amount equal to the lesser of (x) the amount of such Fronting Exposure and (y ) an amount otherwise agreeable to the Issuing Bank and the Administrative Agent in their sole discretion.

(i) Grant of Security Interest. The Borrower and, to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (ii) below. Such Borrower or Defaulting Lender, as applicable, shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent reasonably requests in connection therewith to establish such cash collateral account and to grant the Administrative Agent, for the benefit of the Issuing Bank, a first priority security interest in such account and the funds therein. If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such cash collateral is less than the amount required under Section 2.08(l) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.08(l) or Section 2.11 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section 2.08(l) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess cash collateral; provided that, subject to Section 2.11, (x) the Issuing Bank may determine in its sole discretion that cash collateral provided by a Defaulting Lender shall be held to support future anticipated Fronting Exposure or other obligations of such Defaulting Lender and (y) the Borrower and the Issuing Bank may agree that cash collateral provided by the Borrower shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such cash collateral was provided by the Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(m) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

Section 2.09 Swingline Loans.

(a) Availability. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period; provided that (i) after giving effect to any amount requested, the total Revolving Credit Exposures shall not exceed the Loan Limit and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the Swingline Commitment; and provided further that no Swingline Loan may be requested to refinance any outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Swingline Loans. Each Swingline Loan shall be a LIBOR Market Index Rate Loan. Immediately upon the making of a Swingline Loan, each Lender with a Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan.

(b) Borrowing Procedures. Each Borrowing of Swingline Loans may be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m., New York City time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 or a whole multiple of $100,000 in excess thereof and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Borrowing Request, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Borrowing Request and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m., New York City time, on the date of the proposed Borrowing of Swingline Loans (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.09(a) or (2) that one or more of the applicable conditions specified in Section 6.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m., New York City time, on the borrowing date specified in such Borrowing Request, make the amount of its Swingline Loan available to the Borrower.

The Swingline Lender shall not be under any obligation to issue any Swingline Loan if: (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Swingline Lender from making Swingline Loans, or any law applicable to the Swingline Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Swingline Lender shall prohibit, or request that the Swingline Lender refrain from, the making of swing line loans generally or the Swingline Loans in particular or shall impose upon the Swingline Lender with respect to the Swingline Loans any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Swingline Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Swingline Lender in good faith deems material to it, or (y) the issuance of the Swingline Loans would violate one or more policies of the Swingline Lender applicable to swing line loans generally.

(c) Repayment and Refinancing.

(i) The Swingline Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on their behalf), that each Lender make a Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Additionally, if a Swingline Loan is not repaid by Borrower on or before the date required for such Swingline Loan under Section 3.01, Borrower shall, subject to the conditions set forth in Section 6.02 herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such Swingline Loan be refinanced with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to repay such Swingline Loan shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower does not repay a Swingline Loan when due, and instead requests (or is deemed to have requested pursuant to the terms hereof) that such payment be refinanced with a Revolving Loan, (i) the Administrative Agent shall request that each Lender make a Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of such Swingline Loan and (ii) Borrower’s failure to repay such Swingline Loan on the date required by Section 3.01 shall not constitute a payment Default hereunder. Any such request hereunder from the Administrative Agent shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified in Section 2.02(c) for the principal amount of such Loans, but subject to the conditions set forth in Section 6.02, and provided that the after giving effect to such Borrowing, the total Revolving Credit Exposures shall not exceed the Loan Limit. The Swingline Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply cash collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m., New York City time, on the day specified in such Borrowing Request, whereupon, subject to Section 2.09(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a Revolving Loan in accordance with Section 2.09(c)(i), the request for Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.09(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.09(c) by the time specified in Section 2.09(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.09(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.09(c) is subject to the conditions set forth in Section 6.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) thereof in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 12.05(b) (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Indebtedness and the termination of this Agreement.

(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Lender funds its Revolving Loans or risk participation pursuant to this Section 2.09 to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(g) Resignation of Swingline Lender. The Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of a Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

Section 2.10 Increase in Aggregate Commitment.

(a) At (i) any time that is not an Investment Grade Period, if the Borrowing Base exceeds the Aggregate Commitment, or (ii) any time during an Investment Grade Period, the Borrower may, by written notice to the Administrative Agent, request one or more increases in the Aggregate Commitment (an “Incremental Commitment”); provided that (i) at any time that is not an Investment Grade Period, no Incremental Commitment shall exceed an amount equal to the Borrowing Base at the time of such request minus the Aggregate Commitment (prior to giving effect to such Incremental Commitment) at such time, (ii) no such Incremental Commitment shall be permitted if after giving effect thereto, the Aggregate Commitment would exceed the Maximum Aggregate Amount, and (iii) the total amount of each Incremental Commitment shall be in a minimum principal amount of $10,000,000 (unless, at any time that is not an Investment Grade Period, prior to giving effect to such increase, the Borrowing Base exceeds the Aggregate Commitment by less than $10,000,000 and after giving effect to such increase, the Aggregate Commitment will equal the Borrowing Base). Each such notice shall specify the date (each, an “Increase Date”) on which the Borrower proposes that any Incremental Commitment shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrower may invite (x) any Lender, any Affiliate of any Lender and/or any Approved Fund (an “Increase Lender”), and/or (y) any other Person (other than an Affiliate of the Borrower) reasonably satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender to provide an Incremental Commitment (any such Person, an “Additional Lender”). Any Increase Lender or any Additional Lender offered or approached to provide all or a portion of any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment. Any Incremental Commitment shall become effective as of such Increase Date; provided that:

(i) the Borrower may not, during any period that is not an Investment Grade Period, request more than one increase in the Aggregate Commitment between

Scheduled Redetermination dates, it being understood that an increase in the Aggregate Commitment may also be requested on any Scheduled Redetermination date (for the sake of clarity, all increases in the Aggregate Commitment effective on a single day shall be deemed a single increase in the Aggregate Commitment for purposes of this subsection);

(ii) no Default or Event of Default shall exist on such Increase Date before or after giving effect to any Incremental Commitment and the making of any Loans pursuant thereto;

(iii) no Lender’s Commitment may be increased without the consent of such Lender;

(iv) all of the terms and conditions applicable to such Incremental Commitments (and the Loans made pursuant thereto) shall be identical to the terms and conditions applicable to Commitments and Loans under this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Commitment as may have been agreed to between the Borrower and the Increase Lender or Additional Lender, as applicable, and/or the Administrative Agent);

(v) if the Borrower elects to increase the Aggregate Commitment by increasing the Commitment of one or more Increase Lenders, the Borrower and each such Increase Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit J (a “Commitment Increase Certificate”) and the Borrower shall pay any applicable fees as may have been agreed to between the Borrower and such Increase Lender and/or the Administrative Agent;

(vi) if the Borrower elects to increase the Aggregate Commitment by causing one or more Additional Lenders to become a party to this Agreement, then the Borrower and each such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit K (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 for each Additional Lender, which shall be payable by the Borrower to the Administrative Agent unless waived by the Administrative Agent, and the Borrower shall (A) if requested by any Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed and (B) pay any applicable fees as may have been agreed to between the Borrower and any Additional Lender and/or the Administrative Agent;

(vii) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Commitment) reasonably requested by Administrative Agent; and

(viii) after giving effect to the Incremental Commitments, (A) the Aggregate Commitment shall be increased automatically on the Increase Date by the aggregate amount indicated in the Commitment Increase Certificates and/or Additional Lender Certificates, as applicable, without further action by the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Bank or any Lender, (B) Annex I and the Register shall each be amended to reflect the increase in the Commitment of an Increase Lender or to add such Additional Lender’s Commitment, as applicable, and the Applicable Percentages of the Lenders shall be adjusted accordingly to reflect any Incremental Commitment of an Increase Lender and/or each Additional Lender, (C) the Administrative Agent shall distribute to the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Bank and each Lender such revised Annex I, (D) any such Additional Lender shall be deemed to be a party in all respects to this Agreement and any other Loan Documents to which the Lenders are a party and (E) the outstanding Revolving Loans, Swingline Loans and LC Exposure will be reallocated by the Administrative Agent on the applicable Increase Date among the Lenders and/or the Additional Lenders, as applicable, in accordance with their revised Applicable Percentages (and (x) the Lenders and/or Additional Lenders, as applicable, shall make all payments and adjustments necessary to effect such reallocation, and (y) the Borrower shall pay any and all costs required pursuant to Section 5.02 in connection with such reallocation as if such reallocation were a repayment).

Section 2.11 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Borrowing Base Increase Lenders”, “Required Lenders” and “Majority Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.08(l); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Bank’s future Fronting Exposure with respect to such

Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08(l); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank and the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.11(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.11(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees pursuant to Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.08(l).

(C) With respect to any fee pursuant to Section 3.05(b) not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank or Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment then in effect. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (B) second, cash collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.08(l).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.11(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit and Swingline Loans. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Termination Date. The Borrower shall repay each Swingline Loan (or refinance such Swingline Loan with a Revolving Loan pursuant to Section 2.09(c)) on the earlier to occur of (i) the date ten Business Days after such Swingline Loan is made and (ii) the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Swingline Loans. Each Borrowing of Swingline Loans shall bear interest at the LIBOR Market Index Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(d) Post-Default Rate. Notwithstanding the foregoing, (i) if any Event of Default of the type described in Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j) occurs and is continuing, then all outstanding principal, fees and other obligations under any Loan Document shall automatically bear interest at a rate per annum of two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a) (including the Applicable Margin), but in no event to exceed the Highest Lawful Rate, and shall be payable on demand by the Administrative Agent and (ii) if any Event of Default occurs and continues (other than an Event of Default described in Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j)), then at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders), all outstanding principal, fees and other obligations under any Loan Document shall bear interest at a rate per annum of two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a) (including the Applicable Margin), but in no event to exceed the Highest Lawful Rate, and shall be payable on demand by the Administrative Agent.

(e) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, LIBOR Market Index Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent or the Required Lenders determine (which determination shall be conclusive absent manifest error) that, because of changes arising on or after the Effective Date affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, email or fax as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest determined by the Required Lenders in good faith as their cost of funds.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by email or fax) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of Borrowing of the same Type as provided in Section 2.02(c), or with respect to prepayments of Swingline Loans, Section 2.09(b). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Aggregate Commitment pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the Loan Limit (as so reduced), then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if as a result of an LC Exposure any excess remains after prepaying all of the Borrowings, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

(ii) Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 (other than pursuant to Section 2.07(e) or Section 2.07(f)) or Section 8.12(c), if a Borrowing Base Deficiency shall result therefrom, then the Borrower shall eliminate such Borrowing Base Deficiency by electing to (w) make such prepayment and/or deposit of cash collateral in an aggregate principal amount equal to such Borrowing Base Deficiency within thirty (30) days after such redetermination or adjustment, (x) repay such Borrowing Base Deficiency in six (6) equal and consecutive monthly installments, the first installment being due and payable 30 days after receipt of Administrative Agent’s notice of the new Borrowing Base and each subsequent installment being due and payable on the same day in each of the 5 subsequent calendar months, (y) provide additional Oil and Gas Properties or other collateral acceptable to the Borrowing Base Increase Lenders (together with title information with respect thereto acceptable to the Administrative Agent) to increase the Borrowing Base by an amount at least equal to such Borrowing Base Deficiency; or (z) effect any combination of the foregoing clauses (w), (x) and (y) in amounts necessary to eliminate such Borrowing Base Deficiency; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date. The Borrower shall make such election in writing to the Administrative Agent within thirty (30) days after Borrower’s receipt of the Administrative Agent’s notice of the new Borrowing Base. If a Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, the Borrower shall pay to the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j). Notwithstanding the foregoing, no mandatory prepayment under this Section 3.04(c)(ii) shall be required during any Investment Grade Period.

(iii) Upon any adjustments to the Borrowing Base pursuant to Section 2.07(f), if a Borrowing Base Deficiency shall result therefrom, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make the foregoing prepayment and/or deposit of cash collateral prior to or contemporaneously with the closing date of the applicable disposition or Liquidation. Notwithstanding the foregoing, no mandatory prepayment under this Section 3.04(c)(iii) shall be required during any Investment Grade Period.

(iv) Upon any adjustments to the Borrowing Base pursuant to Section 2.07(e), if a Borrowing Base Deficiency shall result therefrom, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral required by this Section 3.04(c)(iv) on the date it issues such Senior Notes. Notwithstanding the foregoing, no mandatory prepayment under this Section 3.04(c)(iv) shall be required during any Investment Grade Period.

(v) If for any reason the aggregate outstanding principal amount of all Swingline Loans at any time exceeds the Swingline Commitment, the Borrower shall immediately prepay Swingline Loans in an aggregate amount equal to such excess.

(vi) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any Swingline Loans then outstanding, second, ratably to any ABR Borrowings then outstanding, and, third, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vii) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender pursuant to Section 2.11(a)(iii)(A)) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Commitments for the purpose of calculating such fee. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee at the rate separately agreed upon between the Borrower and the Issuing Bank, on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder, in the amounts separately agreed upon between the Borrower and the Issuing Bank. Participation and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements and Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the

Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e), Section 2.09(c), Section 2.09(d) or Section 4.02, or otherwise hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, unless an Event of Default exists, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in subparagraphs (ii) through (iv) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit issued by the Issuing Bank;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan or issuing any Letter of Credit (or of maintaining its obligation to make any such Loan or Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (whether of principal, interest or otherwise), then upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the

Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment by Borrower of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered by the Borrower pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall after the Borrower’s receipt of a written request from any Lender (which request shall set forth in reasonable detail the basis for requesting such amount and the amount that such Lender is entitled to receive, which shall be conclusive absent manifest error) pay to such Lender (within fifteen days after such request) any amounts required to compensate such Lender for any additional loss, cost and expense that such Lender may reasonably incur as a result of such event, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes (except as required by applicable law); provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments (as determined in good faith by a Credit Party), then (i) the sum payable by Borrower or such Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Withholding Agent, at the time or times reasonably requested by the Withholding Agent, such properly completed and executed documentation reasonably requested by the Withholding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Withholding Agent as will enable the Withholding Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A) and Section 5.03(f)(ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a “United States Person” as defined in Section 7701(a)(30) of the Code (a “U.S. Person”),

(A) any Lender that is a U.S. Person shall deliver to the Withholding Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS

Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner; and

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Withholding Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Withholding Agent in writing of its legal inability to do so.

(g) FATCA. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) For the avoidance of doubt, (A) the term “Lender” in this Section 5.03 includes the Issuing Bank and the Swingline Lender and (B) for the purposes of this Section 5.03, the term “applicable law” includes FATCA.

Section 5.04 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement or Removal of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender becomes a Defaulting Lender hereunder, (iv) any Lender becomes a Non-Consenting Lender or (v) any Lender provides a notice pursuant to Section 5.05, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) or (B) remove such Lender by terminating its Commitment hereunder (and the Aggregate Commitment shall be automatically reduced by such amount); provided that (1) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, or in the case of removal of such Lender, all amounts) and (2) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter. A Lender shall not be required to make any such assignment or delegation, or be subject to removal, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation or removal cease to apply. Notwithstanding the foregoing, a Lender shall not be required to make any such assignment and delegation or be subject to removal if such Lender is a Secured Swap Provider with any outstanding Swap Agreements with any Credit Party (to the extent obligations under such Swap Agreements constitute Indebtedness), unless on or prior thereto, all such Swap Agreements have been terminated or novated to another Approved Counterparty and such Lender (or its Affiliate) shall have received payment of all amounts, if any, payable to it in connection with such termination or novation.

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent, the Arrangers and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including the fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent).

(b) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors (or comparable governing body) with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the

Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws (or comparable organizational documents for any Credit Parties that are not corporations) of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

(d) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e) The Administrative Agent shall have received duly executed Notes payable to each Lender and the Swingline Lender, dated as of the date hereof.

(f) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments required as of the Effective Date. In connection with the execution and delivery of such Security Instruments, the Administrative Agent shall be reasonably satisfied that such Security Instruments will, when properly recorded (or when applicable financing statements related thereto are properly filed or such other actions needed to perfect are taken) create first priority, perfected Liens (subject only to Excepted Liens and other Liens permitted by Section 9.03) on (A) at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report and (B) all other Property purported to be pledged as collateral pursuant to the Security Instruments (excluding, however, certain Liens on Property of the Credit Parties that the Administrative Agent is not requiring to be perfected on the Effective Date).

(g) The Administrative Agent shall have received an opinion of (i) Bradley Arant Boult Cummings LLP in form and substance acceptable to the Administrative Agent and its counsel, and (ii) Locke Lord LLP in form and substance acceptable to the Administrative Agent and its counsel.

(h) The Administrative Agent shall have received a certificate of insurance coverage of the Credit Parties evidencing that the Credit Parties are carrying insurance in accordance with Section 7.12.

(i) The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(j) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.

(k) The Administrative Agent shall have received (i) the Financial Statements and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.11(c) and (ii) a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Borrower for the fiscal year most recently ended and for the year-to-date period ending on the last day of the most recent fiscal quarter ending at least 45 days before the Effective Date, prepared after giving pro forma effect to each element of the Transactions (in accordance with Regulation S-X under the Securities Act of 1933, as amended, and including other adjustments reasonably acceptable to the Administrative Agent) as if the Transactions had occurred on the last day of such year-to-date period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(l) The Administrative Agent shall have received appropriate Uniform Commercial Code search certificates and county-level lien searches reflecting no prior Liens encumbering the Properties of the Borrower and its Restricted Subsidiaries for each jurisdiction requested by the Administrative Agent, other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(m) The Administrative Agent shall have received, and satisfactorily completed its review of, all due diligence information regarding the Credit Parties as it shall have reasonably requested including information regarding environmental matters, litigation, tax matters, accounting matters, insurance matters, labor matters, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, contingent liabilities and other legal matters of the Borrower and its Subsidiaries.

(n) The Administrative Agent shall have received from the Credit Parties, to the extent requested by the Lenders or the Administrative Agent, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, at least five Business Days prior to the Effective Date.

(o) The Alagasco Sale shall have been consummated and the Refinancing shall have been consummated (or, in either case, will be consummated substantially simultaneously with the funding of the initial Loans under this Agreement), with all commitments under the Existing Credit Agreements terminated and cancelled and all Liens (if any) in connection therewith terminated and released substantially simultaneously with the funding of the initial Loans under this Agreement.

(p) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the effectiveness of this Agreement specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Borrower or any of its Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., New York City time, on September 3, 2014 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default, and at any time that is not an Investment Grade Period, no Borrowing Base Deficiency, shall have occurred and be continuing.

(b) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents, other than those set forth in Section 7.04(b) and clause (i) of Section 7.05, shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such specified earlier date.

(c) The receipt by the Administrative Agent of a Borrowing Request (whether in writing or by telephone) in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b), as applicable, unless a Borrowing Request is not required hereunder to obtain such Loan or Letter of Credit to be made or issued hereunder.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a)-(b).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that, on the Effective Date and on each other date as required by this Agreement:

Section 7.01 Organization; Powers. Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite organizational power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing (if applicable, or has an “active” status in the case of the State of Texas) in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications would not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The execution, delivery and performance of the Loan Documents to which it is a party are within the Borrower’s and each Guarantor’s organizational powers and have been duly authorized by all necessary organizational and, if required, stockholder action (including any action required to be taken by any class of directors (or similar governing body) of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the execution, delivery and performance of the Loan Documents to which such Person is a party). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which they are a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments (and related UCC financing statements) as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder or would not reasonably be expected to have a Material Adverse Effect; (b) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of the Borrower or any Restricted Subsidiary or any order of any Governmental Authority applicable to Borrower or any Restricted Subsidiary, in each case the violation of which would reasonably be expected to have a Material Adverse Effect; (c) will not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by the Borrower or such Restricted

Subsidiary; and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Administrative Agent (for delivery to the Lenders) its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2013, reported on by PricewaterhouseCoopers LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2014, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods covered thereby in accordance with GAAP except to the extent provided in the notes thereto, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b) Since December 31, 2013, on the Effective Date, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

(c) Neither the Borrower nor any Restricted Subsidiary has on the date hereof any material Debt, contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05 Litigation. Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary (i) on the Effective Date that are not fully covered by insurance (except for normal deductibles) as to which there is a reasonable probability of an adverse determination that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.

Section 7.06 Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect:

(a) the Borrower and its Subsidiaries and each of their respective Properties and operations thereon are, and to the knowledge of the Borrower have been, within all applicable statute of limitation periods, in material compliance with all applicable Environmental Laws;

(b) the Borrower and its Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties (unless the failure to obtain any such Environmental Permit would not reasonably be expected to result in a Material Adverse Effect), with all such material Environmental Permits being currently in full force and effect, and neither the Borrower nor any of its Subsidiaries has received any written notice or otherwise has knowledge that any such existing material Environmental Permit will be revoked or that any application for any new material Environmental Permit or renewal of any existing material Environmental Permit will be protested or denied;

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to Borrower’s knowledge, threatened against the Borrower or its Subsidiaries or any of their respective Properties or as a result of any operations at such Properties;

(d) there is no underground storage tank at, or any impoundment or disposal area containing Hazardous Materials that has been used by the Borrower or any of its Subsidiaries or, to the knowledge of Borrower, that is located at, on or under, any Oil and Gas Property currently owned or leased by the Borrower or its Subsidiaries;

(e) to the Borrower’s knowledge, there has been no Release of Hazardous Materials, or threatened Release of Hazardous Materials at, on, under or from the Borrower’s or its Subsidiaries’ Properties that would reasonably be expected to give rise to liability of the Borrower or its Subsidiaries under applicable Environmental Law, and neither the Borrower nor any of its Subsidiaries is conducting any investigation, remediation, abatement, removal, or other corrective action pursuant to any Environmental Law at such Properties other than non-material Remedial Work in the ordinary course of business;

(f) neither the Borrower nor any of its Subsidiaries has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Subsidiary’s Properties; and

(g) to Borrower’s knowledge, there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses conducted by Borrower or any of its Subsidiaries or relating to any of the Borrower’s or its Subsidiaries’ Properties that would reasonably be expected to form the basis for a claim for damages or compensation.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to so comply or possess, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any Restricted Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Restricted Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument (i) evidencing or securing any Material Indebtedness or (ii) by which the Borrower or any Restricted Subsidiary or any of their Properties is bound and (with respect to this clause (ii) only) which default, event or circumstance would reasonably be expected to result in a Material Adverse Effect.

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each Credit Party has filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (i) Taxes not yet delinquent and/or (ii) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such other Credit Party, as applicable, has set aside on its books adequate reserves to the extent required by and in accordance with GAAP.

Section 7.10 ERISA.

(a) To the knowledge of the Borrower, each Plan is, and has been, established and maintained in material compliance with its terms, ERISA and, where applicable, the Code.

(b) To the knowledge of the Borrower, no act, omission or transaction has occurred which would result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) material liability attributable to a breach of fiduciary duty under section 409 of ERISA.

(c) To the knowledge of the Borrower, full payment when due has been made of all amounts which the Borrower, its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan.

(d) Neither the Borrower, its Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability other than the funding of vested benefits.

(e) No ERISA Event has occurred or is reasonably expected to occur that, together with all other ERISA Events that have occurred or are reasonably expected to occur, could result in liability on or after the Effective Date to the Borrower, its Subsidiaries or the ERISA Affiliates in an aggregate amount exceeding $100,000,000. Neither the Borrower, a Subsidiary nor any ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan that, when taken together with all other such contribution obligations and liabilities, could reasonably be expected to result in a Material Adverse Effect. The Borrower, each Subsidiary and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan. Neither the Borrower, a Subsidiary nor any ERISA Affiliate has (i) failed to make any material contribution or payment to any Pension Plan or Multiemployer Plan or (ii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under section 4007 of ERISA that are not past due.

Section 7.11 Disclosure; No Material Misstatements. None of the written factual information and written data (taken as a whole), including the Information Memorandum and Reserve Reports, furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or delivered hereunder or under any other Loan Document or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 7.11, such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature. The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and written data referred to above were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Administrative Agent and the Lenders that (i) such projections are as to future events and are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Restricted Subsidiaries, (iii) no assurance can be given that any particular projections will be realized and (iv) actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 7.12 Insurance. The Properties of the Credit Parties are insured in the manner required by Section 8.06.

Section 7.13 Restriction on Liens. No Credit Party is a party to any material agreement or arrangement (other than (i) Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject to such Capital Lease and (ii) the Existing Indenture) or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders and which shall serve as a supplement to Schedule 7.14), the Borrower has no Subsidiaries and the Borrower has no Foreign Subsidiaries. Schedule 7.14 identifies each Subsidiary as either Restricted or Unrestricted, and each Restricted Subsidiary on such schedule is a Wholly-Owned Subsidiary, and identifies each Material Subsidiary and each Immaterial Subsidiary.

Section 7.15 Location of Business and Offices. The Borrower’s jurisdiction of organization is Alabama; the name of the Borrower as listed in the public records of its jurisdiction of organization is Energen Corporation; and the organizational identification number of the Borrower in its jurisdiction of organization is 054–019 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(k) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(k) and Section 12.01(b)). Each Restricted Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(k)).

Section 7.16 Properties; Titles, Etc.

(a) Each Credit Party has good and defensible title to its Oil and Gas Properties evaluated in the most recently delivered Reserve Report (other than those (i) disposed of in compliance with Section 9.12, (ii) leases that have expired in accordance with their terms and (iii) title defects disclosed in writing to the Administrative Agent or otherwise included in the title information delivered to the Administrative Agent) and good title to all its material personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net revenue interests attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.

(b) All leases and agreements necessary for the conduct of the business of the Borrower and its Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent any such failure to be valid and subsisting would not reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and Properties necessary to permit the Credit Parties to conduct their respective businesses in all material respects in the same manner as conducted on the Effective Date (after giving effect to the Transactions), except to the extent any failure to have any such right or properties would not reasonably be expected to have a Material Adverse Effect.

(d) All of the Properties of the Borrower and its Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would be reasonably expected to have a Material Adverse Effect.

(e) The Borrower and each of the Restricted Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that is necessary for the operation of their respective businesses as conducted on the Effective Date (after giving effect to the Transactions) and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect.

Section 7.17 Maintenance of Properties. Except for such acts or failures to act as would not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Credit Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Credit Parties. Specifically in connection with the foregoing, except for those as would not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Credit Parties is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction by the Credit Parties (whether or not the same was permissible at the time) and (ii) to Borrower’s knowledge, none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Credit Parties is deviated from the vertical more than the maximum permitted by Governmental Requirements. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Credit Parties that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Credit Parties, in a manner consistent with the Credit Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 would not reasonably be expected to have a Material Adverse Effect).

Section 7.18 Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.11(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding a fair market value of $10,000,000 in the aggregate.

Section 7.19 Swap Agreements and Qualified ECP Guarantor. Schedule 7.19, as of the most recently ended fiscal quarter prior to the Effective Date, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), as of the date of such report, sets forth, a true and complete list of all Swap Agreements of the Credit Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. The Borrower is a Qualified ECP Guarantor.

Section 7.20 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to finance ongoing working capital requirements, capital expenditures (including acquisitions) and other general corporate purposes of the Borrower, (b) to effect the Refinancing and (c) to pay fees, commissions and expenses in connection with the Transactions. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.21 Solvency. After giving effect to the Transactions, the Borrower is Solvent, and the Borrower and the other Credit Parties on a consolidated basis are Solvent.

Section 7.22 Patriot Act. Each Credit Party is in compliance in all material respects with the material provisions of the Patriot Act, and the Borrower has provided to the Administrative Agent and the Lenders all information related to the Credit Parties (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and the Lenders and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.

Section 7.23 Foreign Corrupt Practices. Neither the Borrower nor any of its Subsidiaries, nor, to the Borrower’s or such Subsidiary’s knowledge, any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Borrower, its Subsidiaries and its and their Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 7.24 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, each Subsidiary and to the knowledge of the Borrower or such Subsidiary their respective directors, officers and employees, and to the knowledge of the Borrower, their agents, in each case, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Aggregate Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated (or cash collateralized on terms and conditions reasonably satisfactory to the Issuing Bank following the termination of the Aggregate Commitments) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent (for delivery to the Lenders):

(a) Annual Financial Statements. As soon as available, but in any event not later than the earlier of 100 days after the end of each fiscal year of the Borrower and the date the Borrower files its Form 10-K with the SEC, its audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the consolidated figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (which shall not be qualified with a “going concern” or like qualification or exception, other than with respect to or resulting from (i) the occurrence of the Maturity Date within one year from the date such audit opinion is delivered or (ii) any potential inability to satisfy the financial covenants under Section 9.01 on a future date or in a future period, and without any material qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event not later than the earlier of fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and the date the Borrower files its Form 10-Q with the SEC, its consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the consolidated figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) a specification of any change in the identity of the Restricted Subsidiaries, Material Subsidiaries, Immaterial Subsidiaries,

Guarantors and Unrestricted Subsidiaries as of the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Material Subsidiaries, Immaterial Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Effective Date or the most recent fiscal year or period, as the case may be and (iv) stating whether any material change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered pursuant to Section 8.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Certificate of Financial Officer — Consolidating Information. Upon the request of the Administrative Agent after delivery of financial statements under Section 8.01(a) or Section 8.01(b), if all of the Consolidated Subsidiaries of the Borrower are not Consolidated Restricted Subsidiaries, a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, or in lieu thereof, a reconciliation reflecting such financial information for the Borrower and the Consolidated Restricted Subsidiaries, on the one hand, and the Borrower and the Consolidated Subsidiaries, on the other hand, in form and scope reasonably acceptable to the Administrative Agent.

(e) Certificate of Financial Officer — Swap Agreements. Concurrently with the delivery of each Reserve Report hereunder, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the most recent fiscal quarter end date, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark-to-market value therefor, any new credit support agreements (other than the Loan Documents) relating thereto not listed on Schedule 7.19 or any prior certificate delivered hereunder, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(f) Certificate of Insurer — Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, copies of all applicable policies.

(g) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any other Credit Party with the SEC, or with any national securities exchange, or distributed by the Borrower to its equityholders generally, as the case may be.

(h) Notices Under Material Contracts. Promptly after the furnishing thereof, copies of any material financial statement, report or notice furnished to or by any Person pursuant to the terms of any Material Contract (other than this Agreement) and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(i) Notice of Sales of Oil and Gas Properties. In the event the Borrower or any Restricted Subsidiary (i) intends to sell, transfer, assign or otherwise dispose of any Borrowing Base Properties or any Equity Interests in any Subsidiary owning Borrowing Base Properties in accordance with Section 9.12, in each case for consideration in excess of $25,000,000, reasonable prior written of such disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Lender or (ii) receives any notice of early termination of any Swap Agreement to which it is a party from any of its counterparties, or any Swap Agreement to which the Borrower or any Subsidiary is a party is Liquidated, prompt written notice of such early termination notice or such Liquidation, as the case may be.

(j) Notice of Material Casualty Events. Prompt written notice, and in any event within five Business Days, after a Responsible Officer obtains actual knowledge of the occurrence of any Casualty Event or the commencement of any action or proceeding that would reasonably be expected to result in a Casualty Event, in each case with respect to any Property of the Borrower or any of its Restricted Subsidiaries having aggregate fair market value in excess of $50,000,000 in between any two successive Scheduled Redeterminations.

(k) Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within thirty (30) days prior thereto or such other time as the Administrative Agent may agree) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the jurisdiction in which Borrower or any Guarantor is incorporated or formed, (iv) in the Borrower or any Guarantor’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number.

(l) Production Report and Lease Operating Statements. Concurrent with each delivery of a Reserve Report required under Section 8.11(a), a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(m) Issuance of Senior Notes. In the event the Borrower intends to issue Senior Notes as contemplated by Section 9.02(m) during a non-Investment Grade Period, three (3) Business Days prior written notice of such offering therefor, the amount thereof, the anticipated date of closing, a copy of the preliminary offering memorandum (if any), the final offering memorandum (to the extent available at such time, or if not available, promptly after becoming available) and any other material documents relating to such offering of Senior Notes.

(n) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party (including any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents and/or other information required to be delivered pursuant to Section 8.01(a), (b), (d) and (g) (in each case to the extent any such documents and/or financial information are included in materials otherwise filed with the SEC) shall be deemed to have been delivered to the Administrative Agent and the Lenders on the date on which such documents are filed with the SEC (provided that the Administrative Agent and the Lenders have access to such documents on such date); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by fax or email) of the filing of any such documents and provide to the Administrative Agent by email a link to such documents (which may be included in the notice). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. As to any information contained in the materials furnished pursuant to Section 8.01(g), the Borrower shall not be separately required to furnish such information under Section 8.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 8.01(a) or (b) above at the times specified therein.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for delivery to the Lenders) prompt written notice after a Responsible Officer obtains actual knowledge of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority, including in connection with any Environmental Laws, against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, would reasonably be expected to result in liability in excess of $50,000,000, not fully covered by insurance, subject to normal deductibles; and

(c) any development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.05, Section 9.11 or Section 9.12.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by and in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any Restricted Subsidiary.

Section 8.05 Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Restricted Subsidiary, except in each case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, to:

(a) operate its Oil and Gas Properties and other Properties or cause such Oil and Gas Properties and other Properties to be operated in a careful and efficient manner in accordance with the customary practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b) maintain and keep in good working order and efficiency (ordinary wear and tear excepted) all of its Oil and Gas Properties and other Properties, including all equipment, machinery and facilities;

(c) promptly pay and discharge, or make commercially reasonable efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d) promptly perform or make commercially reasonable efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other Properties;

(e) operate its Oil and Gas Properties and other Properties or cause or make commercially reasonable efforts to cause such Oil and Gas Properties and other Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements; and

(f) to the extent the Borrower is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.05.

Section 8.06 Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain insurance (a) in such amounts (including with such deductibles) and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) in accordance with all Governmental Requirements. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” or “lender’s loss payee”, as applicable, and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent. The insurance hereunder shall be maintained with, in the good faith judgment of Borrower, financially sound and reputable insurance companies or through self-insurance, and may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accordance with the customary practices of business enterprises of established reputation similarly situated, and adequate insurance reserves are maintained in connection with such self-insurance, and, notwithstanding the foregoing provisions of this Section 8.06, any Credit Party may effect workers’ compensation or similar insurance in respect of operations in any state or any other jurisdiction through an insurance fund operated by such state or other jurisdiction by causing to be maintained a system or systems of self-insurance in accordance with applicable laws.

Section 8.07 Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied shall be made for all financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records (in each case, subject to compliance with reasonable confidentiality agreements and requirements and applicable copyright laws), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (but, unless an Event of Default exists, no more frequently than once during any calendar year at the expense of the Borrower), upon reasonable advance notice to the Borrower; provided, however, (i) unless an Event of Default exists, only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and Lenders under this Section 8.07 and (ii) if an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours without advance notice. Notwithstanding anything to the contrary in this Section 8.07 or Section 8.01(n), neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies and abstracts of, or discuss any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Governmental Requirements or any binding agreement or (z) that is subject to attorney-client privilege or constitutes attorney work product.

Section 8.08 Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 8.09 Environmental Matters. The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Credit Party and each other Credit Party’s Properties and operations to comply, with all applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect; (ii) not Release, and shall cause each other Credit Party not to Release, any Hazardous Material on, under, about or from any of the Borrower’s or the other Credit Parties’ Properties or any other Property to the extent caused by the Borrower’s or any other Credit Party’s operations except and unless (x) in material compliance with applicable Environmental Laws, (y) such Credit Party promptly commences and diligently prosecutes to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required by applicable Environmental Laws because of or in connection with such Release or (z) such Release (and the failure to conduct Remedial Work in connection therewith) would not reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each other Credit Party to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or any other Credit Party’s Properties, which failure to obtain or file would reasonably be expected to have a Material Adverse Effect.

Section 8.10 Further Assurances.

(a) Subject to the applicable limitations set forth in the Security Instruments, the Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith. Notwithstanding anything herein to the contrary, if the Administrative Agent determines (in its sole discretion) that the cost of creating or perfecting any Lien on any Property is excessive in relation to the benefits afforded to the Lenders thereby, then such Property may be excluded from the Collateral for all purposes of the Loan Documents.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower acknowledges and agrees that any such financing statement filed in connection with the Guarantor Security Agreement may describe the collateral as “all assets” of the applicable Guarantor or words of similar effect as may be required by the Administrative Agent. Any financing statement filed in connection with the Borrower Security Agreement shall use the collateral description included in the Borrower Security Agreement.

Section 8.11 Reserve Reports.

(a) On or before March 1st and September 1st of each year, commencing March 1, 2015, the Borrower shall furnish to the Administrative Agent (for distribution to the Lenders) a Reserve Report evaluating the proved Oil and Gas Properties of the Credit Parties as of the immediately preceding December 31st and June 30th, respectively. Each Reserve Report as of December 31st (each, a “Year-End Reserve Report”) shall be prepared, at the Borrower’s election (i) by or under the supervision of the senior reservoir engineer of the Credit Parties and be audited by one or more Approved Petroleum Engineers; provided that so long as the audit covers at least 80% of the total value of the proved Oil and Gas Properties set forth in such Reserve Report, the remaining value may be covered by a report prepared by or under the supervision of the senior reservoir engineer of the Credit Parties or (ii) by one or more Approved Petroleum Engineers; provided so long such report covers at least 80% of the total value of the proved Oil and Gas Properties set forth in the Reserve Report, with the remaining value covered by a report prepared by or under the supervision of the senior reservoir engineer of the Credit Parties. Each Reserve Report as of June 30 shall be prepared by or under the supervision of the senior reservoir engineer of the Credit Parties, who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Year-End Reserve Report.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent (for distribution to the Lenders) a Reserve Report prepared by or under the supervision of the senior reservoir engineer of the Credit Parties who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Year-End Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days, in the case of any Interim Redetermination requested by Borrower, or forty-five (45) days, in the case of any Interim Redetermination requested by the Administrative Agent or the Lenders, following the receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent (for delivery to the Lenders) a certificate from a Responsible Officer certifying that in all material respects: (i) the Reserve Report and any other written information delivered in connection therewith have been prepared in good faith, and to the knowledge of such officer, there are no statements or conclusions therein which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein (it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries and production costs and estimates contained therein are based upon professional opinions, estimates and projections and that the Borrower and the Restricted Subsidiaries do not warrant that such professional opinions, estimates and projections will ultimately prove to have been correct), (ii) the Borrower or a Restricted Subsidiary owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report (other than Oil and Gas Properties that have been sold in accordance with the terms and conditions of this Agreement and are set forth on an exhibit to the certificate, which exhibit shall list such Oil and Gas Properties in such detail as is reasonably required by the Administrative Agent) and such Properties are free of all Liens except for Excepted Liens and Liens securing the Indebtedness, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent and (v) the Borrower has reviewed the Reserve Report and the then-current Mortgaged Properties and ascertained that Mortgaged Properties represent at least 80% of the PV-9 of the Oil and Gas Properties evaluated in such Reserve Report in compliance with Section 8.13(a).

(d) During an Investment Grade Period, the Borrower will not be required to comply with this Section 8.11, so long as the Borrower has both (i) an unsecured rating from Moody’s of Baa3 or better and (ii) an unsecured rating from S&P of BBB- or better.

Section 8.12 Title Information. At any time that is not an Investment Grade Period:

(a) on or before the delivery to the Administrative Agent of each Reserve Report required by Section 8.11(a), the Borrower will deliver, if requested by the Administrative Agent, title information consistent with usual and customary standards for the geographic region in which the Borrowing Base Properties are located (taking into account the size, scope and number of leases and wells of the Borrower and the other Credit Parties), covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b) If the Borrower has provided title information for additional Properties under Section 8.12(a), the Borrower shall, within sixty (60) days after notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions (other than Excepted Liens) having an equivalent or higher value or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the sixty (60) day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the sixty (60) day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.13 Collateral and Guaranty Agreements.

(a) At any time that is not an Investment Grade Period, in connection with each redetermination (but not adjustment) of the Borrowing Base, the Borrower shall review the applicable Reserve Report and the current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least 80% of the PV-9 of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such PV-9, then the Borrower shall, and shall cause the other Credit Parties to, grant, within thirty (30) days of delivery of the certificate required under Section 8.11(c) (or such longer period as the Administrative Agent may agree in its reasonable discretion), to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (provided that Excepted Liens may exist) on additional Oil and Gas Properties of the Credit Parties and which Oil and Gas Properties are not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such PV-9. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate)

counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties in favor of the Administrative Agent pursuant to the terms of the Loan Documents and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(b).

(b) In the event that (i) the Borrower determines that any Restricted Subsidiary is a Material Subsidiary, or (ii) the Borrower or any Restricted Subsidiary forms or acquires any Restricted Subsidiary that is a Material Subsidiary, the Borrower shall promptly cause such Restricted Subsidiary to guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Restricted Subsidiary to execute and deliver (A) a supplement to the Guaranty Agreement, (B) at any time that is not an Investment Grade Period, a supplement to the Guarantor Security Agreement executed by such Subsidiary, together with a pledge of all of the Equity Interests of such new Subsidiary unless not otherwise required pursuant to the applicable Security Agreement (including, to the extent applicable, delivery of original certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated Equity Interest powers for each certificate duly executed in blank by the registered owner thereof) and (C) such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. Notwithstanding anything to the contrary set forth herein, if the Immaterial Subsidiaries that are Restricted Subsidiaries and Wholly-Owned Subsidiaries have (1) aggregate revenues in any fiscal year exceeding 10% of the consolidated total revenues of the Borrower and its Subsidiaries or (2) aggregate total assets exceeding 10% of Total Assets, the Borrower shall, as soon as reasonably practicable, but in no event later than twenty (20) Business Days (as such deadline may be extended by the Administrative Agent in its sole discretion), cause one or more of such Subsidiaries to comply with the foregoing requirements of this Section 8.13(b), so that, after giving effect thereto, the Immaterial Subsidiaries which are Restricted Subsidiaries and Wholly-Owned Subsidiaries have aggregate revenues in any fiscal year less than or equal to 10% of the consolidated total revenues of the Borrower and its Subsidiaries and aggregate total assets of less than or equal to 10% of Total Assets.

(c) At any time that is not an Investment Grade Period, the Borrower will at all times cause the following Property to be subject to a Lien of the Security Instruments: (i) the other tangible and intangible personal Property of the Borrower and each Guarantor described in the applicable Security Agreement and (ii) such real Property of the Guarantors not constituting Oil and Gas Properties necessary so that the fair market value of all such non-mortgaged real Property does not exceed $25,000,000.

(d) Subject to any applicable limitations set forth in the Security Instruments, the Borrower will, within sixty (60) days of the end of any Investment Grade Period (or such longer period as the Administrative Agent may agree in its reasonable discretion), execute and cause its Restricted Subsidiaries to execute: (i) the applicable Security Agreement and any other documentation that may be required pursuant to Section 8.13(b) and (ii) any mortgages and any other documentation that may be required pursuant to Section 8.13(a) such that after giving effect thereto the Mortgaged Properties represent at least 80% of the PV-9 of the Oil and Gas Properties evaluated in the most recently completed Reserve Report.

(e) Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Credit Party included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument; provided, that (A) the applicable Credit Party’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall be included in the Mortgaged Property and shall be encumbered by the Security Instruments and (B) the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Excepted Liens and other than Liens permitted by Section 9.03.

(f) Notwithstanding any provision of this Agreement or of any other Loan Document to the contrary, so long as the Existing Indenture remains in effect, the Borrower shall not pledge or otherwise grant a Lien to the Administrative Agent for the benefit of the Secured Parties to secure the Indebtedness on any of its Property other than such Property that constitutes “Excepted Property”, as such term is defined in the Existing Indenture.

Section 8.14 ERISA Compliance. The Borrower will promptly furnish to the Administrative Agent upon becoming aware of the occurrence of a “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, that would have a Material Adverse Effect or any ERISA Event that, when taken together will all other ERISA Events that have occurred on or after the Effective Date, would reasonably be expected to result in liability of the Borrower, its Subsidiaries or any ERISA Affiliates in an aggregate amount exceeding $50,000,000, a written notice signed by a Responsible Officer of the Borrower, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

Section 8.15 Unrestricted Subsidiaries. The Borrower:

(a) will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Restricted Subsidiaries to be commingled with those of the Unrestricted Subsidiaries) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries.

(b) will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries.

(c) will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt (other than Permitted Unrestricted Subsidiary Debt) of, the Borrower or any Restricted Subsidiary.

Section 8.16 Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Indebtedness of each Credit Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than the Borrower) in order for such Credit Party to honor its obligations under its respective Guaranty Agreement including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 8.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.16, or otherwise under this Agreement or any Loan Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.16 shall remain in full force and effect until all Indebtedness (excluding contingent indemnification obligations not due and payable) is paid in full to the Lenders, the Administrative Agent and all other Secured Parties (or, for purposes of Letters of Credit, such Letters of Credit are cash collateralized to the reasonable satisfaction of the Issuing Bank) and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 8.16 shall constitute, and this Section 8.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated (or cash collateralized on terms and conditions reasonably satisfactory to the Issuing Bank following the termination of the Commitments) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Ratio of Total Debt to EBITDAX. The Borrower will not, as of the last day of each fiscal quarter (each, a “Determination Date”), permit its ratio of Total Debt as of such Determination Date to EBITDAX for the four fiscal quarters ending on such Determination Date, to be greater than 4.0 to 1.0.

(b) Current Ratio. The Borrower will not permit, as of any Determination Date, its ratio of (i) consolidated current assets of the Borrower and its Consolidated Restricted Subsidiaries (including the Availability as of such Determination Date), but excluding non-cash assets under ASC 815) to (ii) consolidated current liabilities of the Borrower and its Consolidated Restricted Subsidiaries (excluding non-cash obligations under ASC 815 and current maturities under this Agreement), to be less than 1.0 to 1.0.

(c) Asset Coverage Ratio. During an Investment Grade Period if, as of any Determination Date, the Borrower does not have both (i) an unsecured rating from Moody’s of Baa3 or better and (ii) an unsecured rating from S&P of BBB- or better, the Borrower will not permit the ratio of the PV-9 of its Oil and Gas Properties reflected in the most recently delivered Reserve Report to Total Debt for the four fiscal quarters ending on such Determination Date for which financial statements are available, to be less than 1.50 to 1.00.

Section 9.02 Debt. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents (including the Guarantee Obligations under the Loan Documents);

(b) Existing Senior Notes of the Borrower and Guarantee Obligations of any Credit Party in respect thereof;

(c) Debt of the Borrower and its Restricted Subsidiaries existing on the date hereof that is reflected on Schedule 9.02 and any Permitted Refinancings in respect thereof;

(d) accounts payable and accrued expenses, liabilities, Debt and other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business by Borrower and/or its Restricted Subsidiaries which are not greater than 120 days past the due date therefor or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained to the extent required by, and in accordance with, GAAP;

(e) (i) Debt incurred to finance the acquisition, construction, lease, repair, replacement, expansion or improvement of any fixed or capital assets, including Debt arising under Capital Leases and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof; provided that (A) in the case of any acquisition, construction, repair, replacement, expansion or improvement of any fixed or capital asset, such Debt (other than Capital Leases) is incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, replacement, expansion or improvement and (B) the outstanding principal amount of such Debt does not exceed $100,000,000 at any time.

(f) Debt associated with bonds (including performance bonds, bid bonds and appeal bonds), surety bonds, completion guarantees and similar obligations not in connection with borrowed money, in each case provided by the Borrower or a Restricted Subsidiary in the ordinary course of business and consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course and those required by Governmental Requirements in connection with the operation of Oil and Gas Properties or the conduct of the Credit Parties’ respective operations;

(g) Debt of (i) the Borrower or any Guarantor owing to the Borrower or any Restricted Subsidiary, provided that any such Debt owing by a Credit Party to a Restricted Subsidiary that is not a Guarantor shall be permitted so long as such Debt is evidenced by an intercompany note and is subject to subordination terms acceptable to the Administrative Agent, (ii) any Restricted Subsidiary that is not a Guarantor owing to any other Restricted Subsidiary that is not a Guarantor and (iii) to the extent permitted by Section 9.05, any Restricted Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor;

(h) endorsements of negotiable instruments for collection in the ordinary course of business;

(i) Debt in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims);

(j) Debt under Bank Products (including netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements) in each case incurred in the ordinary course of business;

(k) Debt arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, deferred compensation or similar obligations (including earn-outs), in each case entered into in connection with acquisitions, Investments and dispositions (including dispositions of Properties, including Equity Interests) permitted hereunder;

(l) (i) Debt of a Person or Debt attaching to the assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Debt attaching to the assets that are acquired by the Borrower or any Restricted Subsidiary after the Effective Date as a result of an acquisition or Investment permitted hereunder; provided that (a) such Debt existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (b) such Debt is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), (c) such Person shall comply with Section 8.13(a) and Section 8.13(b) (provided that the assets covered by such pledges and security interests may, to the extent permitted by Section 9.03(d), equally and ratably secure such Debt, subject to intercreditor arrangements in form and substance reasonably satisfactory to the Administrative Agent; provided further that the requirement of this subclause (c) shall not apply to any Debt of the type that could have been incurred under Section 9.02(e), and (d) after giving effect to the assumption of any such Debt, to such acquisition and to any related pro forma adjustment, the Borrower shall be in compliance on a pro forma basis with the financial covenants set forth in Section 9.01, as such covenants are recomputed as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 8.01(a) and (b) as if such assumption and acquisition had occurred on the first day of such fiscal quarter; and (ii) any Permitted Refinancings of such Debt.

(m) Senior Notes of the Borrower and any Guarantee Obligations thereof (including any fees, underwriting discounts, premiums and other costs and expenses incurred in connection therewith) and any Permitted Refinancings thereof; provided that (i) the Borrower shall have complied with Section 8.01(m), (ii) at the time of incurring such Senior Notes (A) no Default or Event of Default has occurred and is then continuing, (B) no Default or Event of Default would result from the incurrence of such Senior Notes after giving effect to the incurrence of such Senior Notes (and any concurrent repayment of Debt with the proceeds of such incurrence, if any) and (C) the Borrower shall be in pro forma compliance with Section 9.01(a) after giving effect to the incurrence of such Senior Notes (and any concurrent repayment of Debt with the proceeds of such incurrence, if any) using the financial statements most recently delivered pursuant to Section 8.01(a) and (b), as if such Senior Notes were incurred on the first day of the four fiscal quarter period ending on the date of such financial statements, (iii) on the same day as the incurrence of such Debt, if such day is not in an Investment Grade Period, the Borrowing Base shall be adjusted if and to the extent required by Section 2.07(e) and prepayment is made to the extent required by Section 3.04(c)(iv) and no Borrowing Base Deficiency would then exist after giving effect to such adjustment and prepayment, (iv) such Senior Notes do not have any scheduled principal amortization prior to the date which is 91 days after the Maturity Date, (v) such Senior Notes do not mature sooner than the date which is 91 days after the Maturity Date, (vi) such Senior Notes and any guarantees thereof are on terms, taken as a whole, at least as favorable to the Borrower and the Guarantors as market terms for issuers of similar size and credit quality given the then prevailing market conditions as determined by the Borrower in good faith and (vii) such Senior Notes do not have any mandatory prepayment or mandatory redemption provisions (other than customary change of control or asset sale tender offer provisions) which would require a mandatory prepayment or mandatory redemption in priority to the Indebtedness; provided that if such Senior Notes are issued to finance all or a portion of a direct or indirect acquisition of Oil and Gas Properties, such Senior Notes may contain mandatory prepayment or redemption provisions providing for the repayment or redemption of such Senior Notes in the event that such acquisition is not consummated by a certain date in an amount not to exceed the principal amount of such Senior Notes and any accrued interest thereon through the prepayment or redemption date;

(n) Guarantee Obligations not for borrowed money (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) otherwise constituting Investments permitted under Section 9.05;

(o) Debt of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums and (ii) obligations contained in transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(p) other Debt and any Permitted Refinancings thereof; provided that the aggregate principal amount of Debt outstanding at any one time pursuant to this paragraph (p) shall not at any time exceed $100,000,000; and

(q) Guarantee Obligations of any of the foregoing Debt incurred by another Credit Party or Restricted Subsidiary if such Debt was permitted to be incurred by such Credit Party or Restricted Subsidiary pursuant to this Section 9.02; provided that if the Debt being guaranteed is subordinated to the Indebtedness, such Guarantee Obligations shall be subordinated to the same extent as such Debt.

Section 9.03 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Indebtedness (including Liens on cash or deposits granted in favor of the Swingline Lender or the Issuing Bank to cash collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans or any other cash collateral posted to secure Letters of Credit and related obligations);

(b) Excepted Liens;

(c) Liens (including Liens securing Capital Leases or purchase money Debt permitted hereunder) securing Debt permitted by Section 9.02(e) but only on the Property under lease or so financed; provided that such Liens attach concurrently with or within 180 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) being financed with such Debt, and other than the property under lease or financed by such Debt, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits;

(d) Any Lien existing on Property of a Person immediately prior to its being consolidated with or merged into a Credit Party or its becoming a Restricted Subsidiary, or any Lien existing on any Property acquired by a Credit Party at the time such Property is so acquired securing Debt permitted by Section 9.02(l), provided that (i) no such Lien shall have been created or assumed in contemplation of such transaction, and (ii) each such Lien shall extend solely to the item or items of Property so acquired and any other Property which is an improvement or accession to such acquired Property;

(e) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iv) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(f) Liens (i) on cash advances or earnest money deposits in favor of the seller of any property to be acquired in an acquisition or Investment permitted hereunder to be applied against the purchase price for such acquisition or Investment, and (ii) consisting of an agreement to dispose of any Property in a transaction permitted hereunder, in each case, solely to the extent such acquisition, Investment or sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(g) Liens on cash or cash equivalents consisting of deposits for the purpose of terminating obligations under an indenture (but only to the extent the Borrower is permitted to terminate such obligations (including by way of redemption) pursuant to this Agreement);

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;

(i) Liens deemed to exist in connection with Investments in repurchase agreements under Section 9.05(h);

(j) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto in the ordinary course of business;

(k) Liens on Property not constituting Borrowing Base Properties and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured thereby at the time of incurrence and after giving pro forma effect thereto and the use of proceeds hereof shall not exceed $25,000,000 (measured on the date such Lien is incurred using the financial statements most recently delivered pursuant to Section 8.01(a) and (b)).

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 9.03 (other than Liens securing the Indebtedness and Excepted Liens) may at any time attach to any Borrowing Base Properties of the Credit Parties.

Section 9.04 Dividends and Distributions. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (b) Unrestricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with restricted stock plans, stock option plans or other benefit plans and compensation arrangements for directors, management, employees or consultants of the Borrower and its Subsidiaries, (d) each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Credit Party, (e) so long as no Event of Default exists or would exist therefrom, the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with proceeds from the substantially concurrent issue of new shares of its common stock or other common Equity Interests, (f) to the extent constituting a Restricted Payment, the Borrower and its Subsidiaries may (i) make Investments permitted by Section 9.05 and (ii) enter into and consummate transactions expressly permitted by Section 9.11, and (g) so long as, after giving effect to such Restricted Payment, no Event of Default has occurred and is continuing and Availability is greater than or equal to 10% of the Loan Limit, the Borrower may make Restricted Payments in cash to the holders of its Equity Interests.

Section 9.05 Investments, Loans and Advances. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) (i) Investments on, or made pursuant to legally binding written commitments in existence on, the Effective Date which are disclosed to the Lenders in Schedule 9.05; and (ii) Investments existing on and made prior to the Effective Date of the Borrower or any Restricted Subsidiary in any other Subsidiary;

(b) accounts receivable arising in the ordinary course of business;

(c) direct obligations of the United States or any agency or instrumentality thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof;

(d) securities issued by any state, territory or commonwealth of the United State or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(e) commercial paper maturing within one year from the date of acquisition thereof rated A-2 or P-2 by either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f) time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by, any Lender or any office located in the United States of any other bank or trust company which (i) is organized under the laws of the United States or any state thereof, (ii) at the time of deposit, has capital, surplus and undivided profits aggregating at least $100,000,000 (as reflected on such bank’s or trust company’s most recent financial reports) and (iii) at the time of deposit, has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by either S&P or Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such bank or trust company, an equivalent rating from another nationally recognized rating service);

(g) deposits in money market funds that (i) invest exclusively in Investments described in Section 9.05(c), Section 9.05(d), Section 9.05(e) or Section 9.05(f), (ii) have assets in excess of $100,000,000 or (iii) have a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h) repurchase agreements with a term of not more than 90 days for underlying securities of the type described in Section 9.05(c), Section 9.05(d) and Section 9.05(f) above entered into with any bank meeting the qualifications specified in Section 9.05(f) above or registered securities dealers of national standing;

(i) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(j) Investments (i) made by the Borrower in or to the Guarantors (including Guarantee Obligations supporting Debt and other obligations of the Guarantors permitted under this Agreement) and (ii) made by any Restricted Subsidiary in or to the Borrower or any Guarantor (including Guarantee Obligations supporting Debt and other obligations of the Borrower or any Guarantor permitted under this Agreement);

(k) subject to the limits in Section 9.07, Investments in additional Oil and Gas Properties and gas gathering systems related thereto (including Investments in Equity Interests in a Person owning such assets resulting in such Person becoming a Wholly-Owned Subsidiary hereunder, subject to such Person’s compliance with Section 8.13(b)) or Investments related to farm-out, farm-in, joint operating, joint venture, development, unitization, pooling, bidding or area of mutual interest agreements, gathering, transportation, processing or related systems, pipelines or other similar arrangements and agreements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America or any other jurisdiction permitted hereunder;

(l) so long as (i) no Default or Event of Default exists either before or after giving effect thereto and (ii) the Borrower is in compliance with Section 9.01 both before and after giving effect thereto on a pro forma basis, Investments in Unrestricted Subsidiaries; provided that the aggregate amount of all such Investments at any time shall not exceed $200,000,000;

(m) loans and advances to employees, officers and directors of the Borrower or any Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances); provided the aggregate principal amount of all such Investments at any time shall not exceed $10,000,000 and (ii) pursuant to contractual, charter, bylaw, statutory or other indemnification provisions or agreements, in each case to the extent permitted by applicable law, including Section 402 of the Sarbanes-Oxley Act of 2002;

(n) other Investments, including joint ventures and non-hostile Investments in Equity Interests of other Persons, not to exceed three percent (3%) of Total Assets in the aggregate at any time (measured as of the date such Investment is made using the financial statements most recently delivered to the Administrative Agent pursuant to Section 8.01(a) or Section 8.01(b)); provided that the foregoing limits shall not apply for any period during which, and Investments may be made pursuant to this paragraph (n) without limit at any such time during which, after giving pro forma effect to the making of such Investment, (i) no Event of Default has occurred and is continuing and (ii) Liquidity is not less than 10% of the then effective Loan Limit (on a pro forma basis after giving effect to such Investment), provided further that intercompany current liabilities incurred in the ordinary course of business and consistent with past practices, in connection with the cash management operations of the Borrower and its Subsidiaries shall not be included in calculating any limitation in this paragraph at any time.

Section 9.06 Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary on Schedule 7.14 as of the date hereof or thereafter, assuming compliance with Section 9.06(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The Borrower may designate by written notification thereof (including, without limitation, by designation on Schedule 7.14 or a supplement thereto) to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect to such designation, neither a Default, Event of Default nor a Borrowing Base Deficiency would exist, (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.05 and (iii) such Subsidiary has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for any Debt pursuant to which the lender thereof has recourse to any Property of the Credit Parties. No Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” for purposes of any other Debt permitted hereunder, and except pursuant to this Section 9.06(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents (other than those set forth in Section 7.04(b) and clause (i) of Section 7.05) are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default or Event of Default would exist (after giving effect to any Debt, Investments or Liens of such Subsidiary at the time of designation), and the Borrower shall be in pro forma compliance with Section 9.01 for the fiscal quarter most recently ended for which financial statements have been provided to the Administrative Agent and (iii) the Borrower complies with the requirements of Section 8.13, Section 8.15 and Section 9.15(a). Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made for purposes of the limitation on Investments under Section 9.05(l).

(d) The Borrower shall not permit the aggregate principal amount of all Non-Recourse Debt outstanding at any one time to exceed $75,000,000.

Section 9.07 Nature of Business; No International Operations. The Borrower will not, and will not permit any Restricted Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. So long as the Existing Senior Notes remain outstanding, the Existing Indenture remains in effect or any Permitted Refinancings thereof are outstanding which would require the Borrower to grant a Lien on any or all of the Borrowing Base Properties to the extent the Borrower granted a Lien in such Borrowing Base Properties to the Administrative Agent to secure the Indebtedness, the Borrower will not directly own or otherwise hold title to any Borrowing Base Properties. From and after the date hereof, no Credit Party will acquire or make any expenditure (whether such expenditure is capital, operating or otherwise) in or related to any Oil and Gas Properties not located within the geographical boundaries of the United States or Canada (i) in excess of $15,000,000 in the aggregate or (ii) unless such Oil and Gas Properties are acquired together with other Oil and Gas Properties that are located within the geographical boundaries of the United States or Canada in a single transaction, and such Oil and Gas Properties not located within the geographical boundaries of the United States or Canada have an allocated portion of the purchase price that is less than 10% of the aggregate purchase price of all Oil and Gas Properties acquired in such transaction.

Section 9.08 Proceeds of Notes. The Borrower will not use the proceeds of the Notes for any purpose other than those permitted by Section 7.20. Neither the Borrower nor any other Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent (for delivery to the Lenders) a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09 ERISA Compliance. The Borrower shall take reasonable and customary efforts not to:

(a) engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a material civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a material tax imposed by Chapter 43 of Subtitle D of the Code;

(b) fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto; or

(c) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of the Borrower, a Subsidiary or any ERISA Affiliate, that may not be terminated in their sole discretion at any time without any material liability other than the funding of vested benefits.

Section 9.10 Sale or Discount of Receivables. Except for receivables obtained by the Credit Parties out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any other Credit Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11 Mergers, Etc. Neither the Borrower nor any other Credit Party will merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction being referred to in this Section 9.11 as a “consolidation”), or liquidate or dissolve; provided that (a) the Borrower may engage or participate in a consolidation with any Subsidiary or any other Person; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a consolidation with or into the Borrower, the Person formed by or surviving any such consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing on the date of such consolidation or would result from such consummation of such consolidation, and (iv) if such consolidation involves the Borrower and a Person that, prior to the consummation of such consolidation, is not a Subsidiary of the Borrower (A) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such consolidation, with the financial covenants under Section 9.01, as such covenants are recomputed as of the most recent Determination Date as if such consolidation had occurred on such Determination Date, (B) each Guarantor, unless it is the other party to such consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guaranty Agreement confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (C) if not in an Investment Grade Period, each Restricted Subsidiary, unless it is the other party to such consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Loan Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) if not in an Investment Grade Period, each mortgagor of a Mortgaged Property, unless it is the other party to such consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such consolidation and any supplements to the Loan Documents preserve the enforceability of the Guaranty Agreement and, if not in an Investment Grade Period, the perfection and priority of the Liens under the Security Instruments, (F) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that the Loan Documents (and the assumption of Borrower’s obligations thereunder) are enforceable against the Successor Borrower; and (G) such consolidation shall be a permitted Investment hereunder; provided, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement; (b) any Subsidiary may participate in a consolidation with another Subsidiary (provided that in the case of any consolidation involving one or more Restricted Subsidiaries, a Restricted Subsidiary shall be the continuing or surviving Person (which may include the continuing or surviving Person becoming a Restricted Subsidiary on the date of and contemporaneously with such consolidation in accordance with Section 8.13(b)), and in the case of any consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person (which may include the continuing or surviving Person becoming a Guarantor on the date of and contemporaneously with such consolidation in accordance with Section 8.13(b)); (c) any Subsidiary may dispose of any or all of its assets (whether voluntarily or otherwise) to the Borrower or any Restricted Subsidiary and (d) any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up would not reasonably be expected to have a Material Adverse Effect.

Section 9.12 Sale of Properties and Termination of Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property or to terminate or otherwise monetize any Swap Agreement in respect of commodities except for:

(a) the sale or other disposition of inventory and other goods held for sale, including Hydrocarbons, in the ordinary course of business;

(b) sales of Oil and Gas Properties to which no proved reserves were attributable in the most recently delivered Reserve Report, and farmouts of undeveloped acreage or undrilled depths and assignments in connection with such farmouts;

(c) the sale, transfer or other disposition of equipment, vehicles and other assets that are no longer necessary for the business of the Borrower or such Credit Party or are replaced by equipment of at least comparable value and use;

(d) the sale or other disposition of any Oil and Gas Property or any interest therein (including any Casualty Events) or any Restricted Subsidiary owning Oil and Gas Properties and the Liquidation of any Swap Agreement in respect of commodities; provided that:

(i) other than in respect of a Casualty Event, no Default, Event of Default or Borrowing Base Deficiency exists or results from such sale or disposition of Property or the Liquidation of any Swap Agreement in respect of commodities;

(ii) with respect to sales or other dispositions of Oil and Gas Properties (or any Restricted Subsidiary owning Oil and Gas Properties), 75% of the consideration received in respect of such sale or other disposition or termination shall be cash or other Oil and Gas Properties that, if such Oil and Gas Properties will be included in the Borrowing Base, satisfy the conditions for such inclusion under this Agreement;

(iii) other than in respect of a Casualty Event, the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Restricted Subsidiary subject of such sale or other disposition (as reasonably determined by a Responsible Officer of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect); and

(iv) if, during a non-Investment Grade Period, the aggregate Borrowing Base Value of such Oil and Gas Properties sold or disposed of and Swap Agreements Liquidated pursuant to this clause (d), individually or in the aggregate, in any period between two successive Scheduled Redetermination dates exceeds ten percent (10%) of the Borrowing Base then in effect, then the Borrowing Base shall be reduced, effective immediately upon such sale, disposition or Liquidation, by an amount equal to the Borrowing Base Value of such Properties sold or disposed of and Swap Agreements Liquidated; provided further that if a Borrowing Base Deficiency would result from such reduction in the Borrowing Base, the Borrower shall prepay the Borrowings required pursuant to Section 3.04(c)(iii) after giving effect to such reduction in the Borrowing Base, prior to or contemporaneously with the consummation of such sale, disposition and/or Liquidation; and

(v) if any such sale or other disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Restricted Subsidiary;

(e) the Borrower and the Restricted Subsidiaries may dispose of property or assets to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party the transferee thereof must either be a Credit Party or such transaction must be permitted under Section 9.05;

(f) transfers of Properties other than Oil and Gas Properties pursuant to Casualty Events;

(g) dispositions permitted by Section 9.04, Section 9.05, Section 9.10, Section 9.11 and Section 9.14(d) hereof;

(h) the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(i) sales and other dispositions of Properties (not otherwise permitted by this Section 9.12, but excluding Borrowing Base Properties) having a fair market value not to exceed $20,000,000 during any fiscal year;

(j) on any date during an Investment Grade Period, any sale or other disposition; provided that after giving pro forma effect thereto, (i) no Default or Event of Default would result therefrom and (ii) the Borrower shall be in compliance with Section 9.01, as such covenants are recomputed as of the last day of the most recently ended fiscal quarter for which financial statements have been provided pursuant to Section 8.01(a) and (b) as if such sale or other disposition had occurred on the first day of such fiscal quarter.

Section 9.13 Environmental Matters. The Borrower will not, and will not permit any Credit Party to, (i) knowingly cause or permit any of its Property to be in violation of

Environmental Law, or (ii) knowingly do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws that would, in each case, reasonably be expected to have a Material Adverse Effect; it being understood that clause (ii) above will not be deemed as limiting or otherwise restricting any obligation to disclose any relevant facts, conditions and circumstances pertaining to such Property to the appropriate Governmental Authority.

Section 9.14 Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any material transaction, including any material purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that the foregoing restrictions shall not apply to (a) tax sharing agreements and business sharing services entered into among the Borrower and its Subsidiaries in the ordinary course of business; (b) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and the Restricted Subsidiaries and their respective directors, officers and employees (including, without limitation, director, management and employee benefit plans or agreements, subscription agreements, equity option or incentive plans and other compensation arrangements, and the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers and directors) and in the ordinary course of business or as otherwise approved by the board of directors (or similar governing body) of the Borrower; (c) loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of Borrower or such Subsidiary, but for Borrower’s or such Subsidiary’s ownership of Equity Interests in such Subsidiary or joint venture) to the extent permitted by Section 9.05; (d) the payment of customary fees and reasonable out-of-pockets costs to, and indemnities provided on behalf of, directors, managers, officers and employees of the Borrower and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with services provided to, the Borrower and/or any Subsidiary; and (e) Restricted Payments, redemptions, repurchases and other actions permitted by Section 9.04.

Section 9.15 Subsidiaries.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.13(b) and Section 9.06. The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Restricted Subsidiary except in compliance with Section 9.12. The Borrower will not permit any Person other than the Borrower or another Credit Party to own any Equity Interests in any Guarantor.

(b) The Borrower will not grant any Liens to or in favor of any Person (other than Liens to the Administrative Agent for the benefit of the Secured Parties to secure the Indebtedness) on all or any portion of the Equity Interests in any of its Subsidiaries.

Section 9.16 Negative Pledge Agreements; Dividend Restrictions.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Secured Parties or restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith other than:

(i) this Agreement, the other Loan Documents, purchase money Debt or Capital Leases creating Liens permitted by Section 9.03(c) (only to the extent of restrictions on the Property financed thereby or the subject of such Capital Lease) and the Existing Indenture;

(ii) any leases, subleases, licenses or similar contracts as they affect any Property or Lien subject to such lease or license;

(iii) restrictions binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such restrictions were not created under contracts or agreements entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower;

(iv) restrictions imposed by any Governmental Requirement;

(v) restrictions that arise pursuant to agreements entered into with respect to any sale, transfer or other disposition permitted by Section 9.12 and applicable solely to assets under such sale, transfer or disposition;

(vi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 9.05, and applicable solely to such joint ventures or otherwise arise in agreements which restrict the disposition or distribution of assets or Property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements and other similar agreements entered into in the ordinary course of the oil and gas exploration and development business;

(vii) restrictions on the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(viii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

(b) The Borrower agrees that it will not, and will not permit any Restricted Subsidiary to, grant a Lien on any Property to secure obligations outstanding under the Existing Senior Notes.

Section 9.17 Swap Agreements.

(a) Subject to Section 9.17(b), the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:

(i) Swap Agreements with an Approved Counterparty in respect of commodities entered into not for speculative purposes (including Swap Agreements entered into to unwind or offset other permitted Swap Agreements) the notional volumes for which (when aggregated and netted with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is entered into for each month during the period during which such Swap Agreement is in effect, (x) 85% of the reasonably anticipated production of crude oil (including natural gas liquids and condensate) and (y) 85% of the reasonably anticipated production of natural gas, in each case, as such production is projected from the Borrower’s and its Restricted Subsidiaries’ proved Oil and Gas Properties as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement; provided, however, that (A) such Swap Agreements shall not, in any case, have a tenor of greater than five (5) years, and (B) (without duplication) the Borrower and its Restricted Subsidiaries shall be permitted to enter into Swap Agreements, trades or transactions with respect to reasonably anticipated production of natural gas liquids and condensate by entering into Swap Agreements, trades or transactions for crude oil on a conversion/equivalency basis based on the then-existing market price differential between a volume unit of crude oil to the same volume unit of natural gas liquids or condensate which conversion/equivalency calculation is reasonably acceptable to the Administrative Agent. It is understood that Swap Agreements in respect of commodities which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes.

(ii) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows:

(A) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 100% of the then anticipated maximum outstanding principal amount of the Credit Parties’ Debt for borrowed money which bears interest at a fixed rate, and which Swap Agreements shall not, in any case, have a tenor beyond the original stated maturity date of such Debt, and

(B) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then anticipated maximum outstanding principal amount of the Credit Parties’ Debt for borrowed money which bears interest at a floating rate, and which Swap Agreements shall not, in any case, have a tenor beyond the original stated maturity date of such Debt.

(b) In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral, credit support (including in the form of letters of credit, but excluding unsecured guarantees thereof to the extent permitted pursuant to Section 9.02) or margin, except for the Security Instruments, to secure their obligations under such Swap Agreement or to cover market exposures.

(c) It is understood that for purposes of this Section 9.17 the following Swap Agreements shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Swap Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and/or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted) and (ii) any Swap Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any Debt or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Swap Agreements such that the combination of such Swap Agreement is not speculative taken as a whole.

(d) The Borrower will not, and will not permit any Restricted Subsidiary to, Liquidate any Swap Agreement in respect of commodities without the prior written consent of the Required Lenders except to the extent such terminations are permitted pursuant to Section 9.12.

(e) For purposes of entering into or maintaining Swap Agreement trades or transactions under Section 9.17(a)(i), forecasts of reasonably anticipated production from the Borrower’s and its Restricted Subsidiaries’ proved Oil and Gas Properties as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement shall be revised to account for any increase or decrease therein anticipated because of information obtained by the Borrower or any of its Restricted Subsidiaries subsequent to the publication of such Reserve Report including the Borrower’s or any of its Restricted Subsidiaries’ internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and completed acquisitions coming on stream or failing to come on stream.

Section 9.18 Non-Qualified ECP Guarantors. The Borrower shall not permit any Credit Party that is not a Qualified ECP Guarantor to own, at any time, any Oil and Gas Properties that are included in the Borrowing Base or any Equity Interests in any Subsidiaries owning Oil and Gas Properties that are included in the Borrowing Base.

Section 9.19 Repayment of Senior Notes; Amendment to Terms of Senior Notes; Repayment of Permitted Unrestricted Subsidiary Debt.

(a) The Borrower will not, and will not permit any Restricted Subsidiaries to, prior to the date that is ninety-one (91) days after the Maturity Date: (i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Existing Senior Notes (other than Redemption of the Existing Senior Notes Due 2017 on the scheduled maturity date thereof) or the Senior Notes; provided that the Borrower may prepay or otherwise Redeem the Existing Senior Notes or Senior Notes in whole or in part with the net cash proceeds of (A) any sale of Equity Interests (other than Disqualified Capital Stock) of the Borrower, (B) any Permitted Refinancing of the Existing Senior Notes or Senior Notes or (C) any combination thereof, (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Existing Senior Notes, the Existing Indenture, the Senior Notes or the Senior Notes Indenture if the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon or (iii) with respect to Senior Notes that are subordinated to the Indebtedness or any other Debt, designate any Debt (other than obligations of the Borrower and the Credit Parties pursuant to the Loan Documents) as “designated senior debt” or “designated guarantor senior debt” or give any such other Debt any other similar designation for the purposes of any Indenture related to Senior Notes that are subordinated to the Indebtedness or any other Debt.

(b) The Borrower will not, and will not permit any Restricted Subsidiaries to, call, make or offer to make any Redemption of (whether in whole or in part) any Permitted Unrestricted Subsidiary Debt unless (i) no Default or Event of Default then exists or would result therefrom, (ii) no Borrowing Base Deficiency then exists and (iii) Liquidity is not less than 10% of the then effective Loan Limit (on a pro forma basis after giving effect to such Redemption).

Section 9.20 Use of Loans and Letters of Credit. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Credit Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower or any other Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(k), Section 8.02, Section 8.03, Section 8.13 or in Article IX;

(e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the Borrower’s receipt of written notice thereof from the Administrative Agent and (ii) the actual knowledge of a Responsible Officer of the occurrence thereof;

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure continues after any applicable notice and cure period therefor;

(g) any event or condition (other than customary change of control or asset sale tender offer provisions of the Senior Notes or Existing Senior Notes which would require a mandatory prepayment or Redemption of the Debt arising thereunder) occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Restricted Subsidiary to make an offer in respect thereof;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any stockholder of the Borrower shall make any request or take any action for the purpose of calling a meeting of the stockholders of the Borrower to consider a resolution to dissolve and wind-up the Borrower’s affairs;

(j) Any Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)(i) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) or (ii) any one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Credit Party or any combination thereof and the same shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal for a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment (other than any action that has been satisfied, vacated, discharged or stayed or bonded pending appeal);

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Credit Parties party thereto or shall be repudiated by any of them;

(m) a Change in Control shall occur; or

(n) an ERISA Event occurs that, when taken together with all other ERISA Events that have occurred on or after the Effective Date, would reasonably be expected to result in liability of the Borrower, its Subsidiaries and the ERISA Affiliates in an aggregate amount exceeding $100,000,000.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity. The Borrower, the Administrative Agent and each Secured Party hereby agree that, except as expressly set forth in the Loan Documents, no Secured Party shall have any right individually to realize upon any collateral granted to or held by the Administrative Agent for the benefit of the Secured Parties under the Loan Documents or to enforce the Guaranty Agreement (it being understood and agreed that, except as expressly set forth in the Loan Documents, all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Instruments may be exercised solely by the Administrative Agent). Nothing in this paragraph shall preclude any Secured Party from (i) exercising any rights of setoff granted to it pursuant to the Loan Documents or (ii) making or filing claims in any bankruptcy or insolvency proceeding to the extent it is legally entitled to do so.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such, the Issuing Bank in its capacity as such and the Swingline Lender in its capacity as such, ratably among them in proportion to the respective amounts described in this clause payable to them;

(ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to (A) payment of principal outstanding on the Loans, (B) LC Disbursements that have not yet been reimbursed by or on behalf of the

Borrower at such time, (C) cash collateral to be held by the Administrative Agent to secure the remaining LC Exposure and (D) Indebtedness under Secured Swap Agreements owing to each Secured Swap Provider;

(v) fifth, pro rata to any other Indebtedness; and

(vi) sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to clause fourth above).

ARTICLE XI

THE AGENTS

Section 11.01 Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the effectiveness of this Agreement specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders, the Required Lenders or each Lender, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, neither the Syndication Agent nor the Co-Documentation Agents shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders, the Required Lenders or each Lender, as applicable (or such other number or percentage of the

Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the Administrative Agent may be removed by Majority Lenders if the Administrative Agent in its capacity as a Lender is a Defaulting Lender pursuant to clause (d) of the definition thereof. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with and upon the approval of the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor Administrative Agent. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation or the removal of the removed Administrative Agent, then the retiring or removed Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or an Affiliate of a Defaulting Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender.

Section 11.07 Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of Administrative Agent to Release Collateral, Liens and Guarantors; Assignment of Swap Agreements. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to take the following actions (all without further consent or joinder of, or notice to, any Lender or any other Secured Party) and the Administrative Agent hereby agrees to take such actions at the request of the Borrower: (a) to release any Lien on any collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) as provided for by such Loan Document, (ii) that is sold, released or otherwise disposed of as permitted pursuant to the terms of the Loan Documents (including any collateral owned by a Restricted Subsidiary that is designated as an Unrestricted Subsidiary in accordance with Section 9.06(b) or as permitted by Section 9.12), (iii) to the extent such collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if approved, authorized or ratified in writing by the Majority Lenders (or, if such approval, authorization or ratification by all Lenders is required under Section 12.02(b), then by all Lenders), and (v) to the extent such collateral is owned by any Guarantor, upon the release of such Guarantor in accordance with the following clause or the Guaranty Agreement; (b) to release any Guarantor if 100% of the Equity Interests in such Guarantor are sold in a transaction permitted under the Loan Documents, if such Guarantor ceases to be a Material Subsidiary, or if such Guarantor ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents; (c) to release all Liens on the collateral and other property and all obligations under any Security Instruments (i) upon the Borrower’s election to enter into an

Investment Grade Period pursuant to Section 12.18 and the Administrative Agent’s receipt of the written notice contemplated therein (but excluding the Guaranty Agreement, which shall not be released upon the Borrower’s election to enter into an Investment Grade Period) or (ii) upon termination of all Commitments and payment in full of all Indebtedness (other than any contingent obligations or indemnification obligations not then due) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been cash collateralized in manner satisfactory to the Administrative Agent and the Issuing Bank have been made); (d) to subordinate (or release) any Lien on any collateral or other property granted to or held by the Administrative Agent under any Loan Document to any Lien on such property that is permitted by Section 9.03(c); and (e) to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents necessary, useful or otherwise reasonably requested by the Borrower to accomplish or evidence the foregoing. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Person secured by such Liens that is not a party hereto agrees to the terms of this Section 11.10 . Each Lender hereby agrees (on behalf of itself and any of its Affiliates party to any Secured Swap Agreement) that the rights of the Borrower and the Restricted Subsidiaries under Secured Swap Agreements with such Secured Swap Provider may be included in the collateral granted to or held by the Administrative Agent under the Loan Documents.

Section 11.11 The Arrangers, the Syndication Agent and the Co-Documentation Agents. The Arrangers, the Syndication Agent and the Co-Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or email, as follows:

(i) if to the Borrower, to it at Energen Corporation, 605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama, 35203, Attention of Charles W. Porter, Jr. (Fax No. (205) 326-2704) (Email: cporter@energen.com); with a copy to Russell E. Lynch (Fax No. (205) 326-2580) (Email: russell.lynch@energen.com);

(ii) if to the Administrative Agent, Swingline Lender or Issuing Bank, to it at Wells Fargo Bank, National Association, 1000 Louisiana, 9th Floor, Houston, Texas, 77002, Attention of Brian Malone (Fax No. (713) 319-1925), with a copy to Wells Fargo Bank, National Association, MAC D1109-019, 1525 West W. T. Harris Blvd. Charlotte, North Carolina, 28262, Attention: Syndication Agency Services (Fax No. (704) 590-3481) (Email: Elizabeth.A.Andricks@wellsfargo.com with a copy to Agencyservices.requests@wellsfargo.com);

(iii) if to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed effective upon receipt. Notices sent by fax shall be deemed effective when sent (except that, if sent after normal business hours for the recipient, notices sent by fax shall be deemed effective at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communications (including email) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent, the Issuing Bank and/or the applicable Lender. The Administrative Agent, the Issuing Bank or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is sent after the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower (and/or any other Credit Party party thereto) and the Majority Lenders or by the Borrower (and/or any other Credit Party party thereto) and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, or increase the Maximum Aggregate Amount without the written consent of all Lenders, (ii) increase the Borrowing Base without the written consent of the Borrowing Base Increase Lenders, decrease or maintain the Borrowing Base without the consent (or deemed consent, as set forth herein) of the Required Lenders, or modify Section 12.07 in any manner that results in an increase in the Borrowing Base without the consent of each Lender (other than any Defaulting Lender), (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 6.01, Section 10.02(c), Section 8.13 or Section 12.14 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, “Material Subsidiary”, “Immaterial Subsidiary” or “Subsidiary”, without the written consent of each Lender (other than any Defaulting Lender), (vii) release any Guarantor (except as set forth in Section 11.10 or in the Guaranty Agreement), release all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.13(a) to less than 80%, without the written consent of each Lender (other than any Defaulting Lender), or (viii) change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders”, “Required Lenders”, “Borrowing Base Increase Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender); provided further that, subject to Section 11.06, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, the Swingline Lender or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent, the Swingline Lender or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (x) any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders and any amendment to Annex I in accordance with Section 2.10 shall be effective as provided therein, (y) the Borrower and the Administrative Agent may amend this

Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and (z) the Administrative Agent and the Borrower (or other applicable Credit Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Mortgaged Property or Property to become Mortgaged Property to secure the Indebtedness for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel (but limited thereto to one primary counsel to the Administrative Agent and the Lenders, and if reasonably necessary, a single local counsel in each relevant jurisdiction and with respect to each relevant specialty) and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals to the extent provided for herein, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Other Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or, during the continuance of any Event of Default, any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank, or during the continuance of any Event of Default, any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (but limited with respect to legal counsel to one primary counsel to the Administrative Agent and the Lenders, and if reasonably necessary, (A) a single local counsel in each relevant jurisdiction and with respect to each relevant specialty and (B) in the case of an actual or perceived conflict among the Administrative Agent and the Lenders, one counsel for each group of similarly situated Persons).

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGERS, THE SWINGLINE LENDER, THE ISSUING BANK AND EACH LENDER,

AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY

ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; provided THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (I) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE (OR A SETTLEMENT TANTAMOUNT THERETO), (II) RESULT FROM A MATERIAL BREACH OF THE FUNDING OBLIGATIONS OF SUCH INDEMNITEE UNDER THIS AGREEMENT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT (OR A SETTLEMENT TANTAMOUNT THERETO), (III) ANY DISPUTE SOLELY AMONG INDEMNITEES, OTHER THAN ANY CLAIMS AGAINST ANY INDEMNITEE IN ITS RESPECTIVE CAPACITY OR IN FULFILLING ITS ROLE AS AN ADMINISTRATIVE AGENT OR ARRANGER OR ANY SIMILAR ROLE HEREUNDER, AND OTHER THAN ANY CLAIMS ARISING OUT OF ANY ACT OR OMISSION ON THE PART OF THE BORROWER OR ITS SUBSIDIARIES OR AFFILIATES, OR (IV) IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF ANY AGENT OR ANY LENDER (OR THEIR AFFILIATES OR AGENTS) DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS SHALL HAVE OBTAINED POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE), EXCLUDING ANY CONDITION OR CIRCUMSTANCE EXISTING ON SUCH PROPERTY PRIOR TO SUCH PERSON TAKING POSSESSION THEREOF. THIS SECTION 12.03(b) SHALL NOT APPLY TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS OR DAMAGES ARISING FROM ANY NON-TAX CLAIM. IN THE CASE OF AN INVESTIGATION, LITIGATION OR PROCEEDING TO WHICH THE INDEMNITY IN THIS PARAGRAPH APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY THE BORROWER OR ITS SUBSIDIARIES OR AFFILIATES, ITS EQUITY HOLDERS OR CREDITORS OR AN INDEMNITEE, WHETHER OR NOT AN INDEMNITEE IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS

CONTEMPLATED HEREBY ARE CONSUMMATED. THE BORROWER AGREES THAT NO INDEMNITEE WILL HAVE ANY LIABILITY (WHETHER DIRECT OR INDIRECT, IN CONTRACT OR TORT, OR OTHERWISE) TO THE BORROWER, ITS SUBSIDIARIES OR ITS AFFILIATES OR TO ITS EQUITY HOLDERS OR CREDITORS ARISING OUT OF, RELATED TO OR IN CONNECTION WITH ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT SUCH LIABILITY TO THE BORROWER IS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (OR A SETTLEMENT TANTAMOUNT THERETO).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arrangers, the Swingline Lender or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arrangers, the Swingline Lender or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arrangers, the Swingline Lender or the Issuing Bank in its capacity as such.

(d) Without limiting the Borrower’s indemnification obligations under this Section, to the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim on any theory of liability for special, indirect, consequential (including lost profits but excluding any costs pursuant to Section 5.02) or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable not later than ten (10) Business Days after written demand therefor.

(f) The Borrower shall not, without the prior written consent of each Indemnitee affected thereby (which consent shall not be unreasonably withheld, conditioned or delayed), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnitee and (z) requires no action on the part of the Indemnitee other than its consent. For the avoidance doubt, a consent withheld by an Indemnitee shall be deemed reasonable if such proposed settlement does not satisfy one or two of clauses (x), (y) and (z).

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i)

except as otherwise provided in Section 9.11, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Swingline Lender, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; and

(B) the Administrative Agent, the Issuing Bank and the Swingline Lender, provided that no consent of the Administrative Agent, the Issuing Bank and the Swingline Lender shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to the Borrower, any Affiliate of the Borrower, any Defaulting Lender or subsidiary of a Defaulting Lender or any natural person.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no such assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States of America a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Swingline Lender, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed

Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) (unless waived by the Administrative Agent) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to one or more banks or other Persons (other than the Borrower, any Affiliate of the Borrower, any Defaulting Lender or subsidiary of a Defaulting Lender or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02(b) that adversely affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Sections 5.03(f) and 5.03(g) (it being understood that the documentation required under Sections 5.03(f) and 5.03(g) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) Each Participant agrees (A) to be subject to the provisions of Section 5.04 as if it were an assignee under paragraph (b) of this Section; and (B) that it shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use commercially reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.04 with respect to any Participant.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax or other electronic transmission (e.g., via email in .pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate (but excluding any Plan accounts and assets and any other account for which setoff would be prohibited by applicable law) to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EITHER CASE LOCATED IN NEW YORK COUNTY, NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY

ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the

Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Person invited to become an Additional Lender pursuant to Section 2.10 or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (1) becomes publicly available other than, to such Person’s knowledge, as a result of a breach of this Section 12.11 or (2) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower that is not, to such Person’s knowledge, violating the terms of any applicable confidentiality agreement or arrangement. For the purposes of this Section 12.11, “Information” means all information received from a Credit Party or Subsidiary relating to the Credit Parties or any Subsidiary or any of their respective businesses (which includes all information obtained during an inspection conducted under Section 8.07), other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Credit Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Issuing Bank and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Credit Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use and protection of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America, the State of New York and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY

HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements; Bank Products. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to the Secured Swap Providers with respect to any Secured Swap Agreement (in each case, after giving effect to all netting arrangements relating to such Secured Swap Agreement) including any Secured Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (a) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (b) after assignment by a Secured Swap Provider to a Person that is not a Lender or an Affiliate of a Lender. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall further extend to and be available to each Bank Products Provider with respect to any Secured Bank Products Agreements, but only for so long as such Bank Products Provider is a Lender or an Affiliate of a Lender. No Person shall have any voting or consent rights under any Loan Document as a result of the existence of obligations owed to it under any such Secured Swap Agreements or any such Secured Bank Products Agreements.

Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.16 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 12.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship (except solely with respect to the Administrative Agent or the applicable Lender maintaining a Register or Participant Register, as applicable, as expressly provided in Section 12.04) between the Borrower and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person; (ii) neither the Administrative Agent nor the Lenders has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and neither the Administrative Agent nor the Lenders has any obligation to disclose any of such interests to the Borrower or its Subsidiaries. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.18 Investment Grade Period.

(a) At any time that is not an Investment Grade Period after the date on which the Borrower delivers the financial statements required by Section 8.01(a) for the fiscal year ending December 31, 2014 when the Borrower has either (i) an unsecured rating from Moody’s of Baa3 or better or (ii) an unsecured rating from S&P of BBB- or better, the Borrower may provide written notice to the Administrative Agent of its election to enter into an Investment Grade Period, together with a certificate of an Responsible Officer of the Borrower confirming that (A) no Event of Default exists, (B) the release of the Security Instruments (other than the Guaranty Agreement) securing the Indebtedness does not violate, and would not result in an event of default, termination event or equivalent event under, the terms of any Secured Swap Agreement or Secured Bank Products Agreement, and (C) the Swap Agreements (including the Secured Swap Agreements) and the Bank Products (including any Secured Bank Products Agreements) of the Borrower and its Restricted Subsidiaries are not otherwise secured (except to the extent secured by a Lien permitted by Section 9.03), which Investment Grade Period will commence upon the Administrative Agent’s receipt of such notice.

(b) At any time during an Investment Grade Period, the Borrower may provide notice to the Administrative Agent of its election to exit such Investment Grade Period, which Investment Grade Period will end upon the Administrative Agent’s receipt of such notice.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	ENERGEN CORPORATION

	By:	/s/ CHARLES W. PORTER, JR.
	Name:	Charles W. Porter, Jr.
	Title:	Vice President, Chief Financial Officer and Treasurer

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Bank and Lender

	By:	/s/ COLLIN S. MAYER
	Name:	Collin S. Mayer
	Title:	Assistant Vice President

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

SYNDICATION AGENT:	BANK OF AMERICA, N.A.,
as Syndication Agent and Lender

	By:	/s/ RONALD E. MCKAIG
	Name:	Ronald E. McKaig
	Title:	Managing Director

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

CO-DOCUMENTATION AGENT:	COMPASS BANK,
as Co-Documentation Agent and Lender

	By:	/s/ BLAKE KIRSHMAN
	Name:	Blake Kirshman
	Title:	Senior Vice President

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

CO-DOCUMENTATION AGENT:	JPMORGAN CHASE BANK, N.A., as Co-Documentation Agent and Lender

	By:	/s/ Correne S. Loeffler
	Name:	Correne S. Loeffler
	Title:	Authorized Officer

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

CO-DOCUMENTATION AGENT:	REGIONS BANK, as Co-Documentation Agent and Lender

	By:	/s/ ROBERT KRET
	Name:	Robert Kret
	Title:	Assistant Vice President

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

LENDERS:	MUFG UNION BANK, N.A., as Lender

	By:	/s/ MARK OBERREUTER
	Name:	Mark Oberreuter
	Title:	Vice President

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

CIBC Inc., as Lender

By:	/s/ DARREL HO
Name:	Darrel Ho
Title:	Authorized Signatory

By:	/s/ JONATHAN J. KIM
Name:	Jonathan J. Kim
Title:	Authorized Signatory

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

MIZUHO BANK, LTD., as Lender

By:	/s/ RAYMOND VENTURA
Name:	Raymond Ventura
Title:	Deputy General Manager

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ JESSICA MCGUIRE
Name:	Jessica McGuire
Title:	Officer

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ JAMES D. WEINSTEIN
Name:	James D. Weinstein
Title:	Managing Director

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ NICHOLAS T. HANFORD
Name:	Nicholas T. Hanford
Title:	Vice President

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

BRANCH BANKING AND TRUST COMPANY, as Lender

By:	/s/ JAMES GIORDANO
Name:	James Giordano
Title:	Vice President

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

BMO HARRIS BANK N.A., as Lender

By:	/s/ MELISSA GUZMANN
Name:	Melissa Guzmann
Title:	Vice President

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

DNB CAPITAL LLC, as Lender

By:	/s/ JOE HYKLE
Name:	Joe Hykle
Title:	Senior Vice President

By:	/s/ JILL ILSKI
Name:	Jill Ilski
Title:	First Vice President

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

ROYAL BANK OF CANADA, as Lender

By:	/s/ KRISTAN SPIVEY
Name:	Kristan Spivey
Title:	Authorized Signatory

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

THE TORONTO DOMINION (NEW YORK) LLC, as Lender

By:	/s/ DEBBI L. BRITO
Name:	Debbi L. Brito
Title:	Authorized Signatory

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

BOKF, NA DBA BANK OF OKLAHOMA, as Lender

By:	/s/ JOHN KRENGER
Name:	John Krenger
Title:	Assistant Vice President

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ MICHAEL SPAIGHT
Name:	Michael Spaight
Title:	Authorized Signatory

By:	/s/ LINGZI HUANG
Name:	Lingzi Huang
Title:	Authorized Signatory

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

FIFTH THIRD BANK, as Lender

By:	/s/ BYRON L. COOLEY
Name:	Byron L. Cooley
Title:	Executive Director

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

SYNOVUS BANK, as Lender

By:	/s/ DAVID W. BOWMAN
Name:	David W. Bowman
Title:	Senior Vice President

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

BARCLAYS BANK PLC, as Lender

By:	/s/ VANESSA A. KURBATSKIY
Name:	Vanessa A. Kurbatskiy
Title:	Vice President

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ DEBORAH L. HART
Name:	Deborah L. Hart
Title:	Authorized Signatory

[SIGNATURE PAGE]

[CREDIT AGREEMENT]

[ENERGEN CORPORATION]

ANNEX I

LIST OF COMMITMENTS

Name of Lender	Applicable Percentage	Commitment
Wells Fargo Bank, National Association	7.333333333%	$110,000,000
Bank of America, N.A.	7.333333333%	$110,000,000
Compass Bank	7.333333333%	$110,000,000
JPMorgan Chase Bank	7.333333333%	$110,000,000
Regions Bank	7.333333333%	$110,000,000
MUFG Union Bank, N.A.	4.666666667%	$70,000,000
CIBC Inc.	4.666666667%	$70,000,000
Mizuho Bank, Ltd.	4.666666667%	$70,000,000
PNC Bank, National Association	4.666666667%	$70,000,000
Sumitomo Mitsui Banking Corporation	4.666666667%	$70,000,000
U.S. Bank National Association	4.666666667%	$70,000,000
Branch Banking & Trust Company	4.000000000%	$60,000,000
BMO Harris Bank N.A.	4.000000000%	$60,000,000
DNB Capital LLC	4.000000000%	$60,000,000
Royal Bank of Canada	4.000000000%	$60,000,000
The Toronto Dominion (New York) LLC	4.000000000%	$60,000,000
BOKF, NA dba Bank of Oklahoma	3.000000000%	$45,000,000
Credit Suisse AG, Cayman Islands Branch	3.000000000%	$45,000,000
Fifth Third Bank	3.000000000%	$45,000,000
Synovus Bank	3.000000000%	$45,000,000
Barclays Bank PLC	1.666666667%	$25,000,000
Morgan Stanley Bank, N.A.	1.666666667%	$25,000,000
TOTAL	100.000000000%	$1,500,000,000

ANNEX I – 1

EXHIBIT A-1

FORM OF REVOLVING NOTE

[                    ], 20[    ]

FOR VALUE RECEIVED, Energen Corporation, an Alabama corporation (the “Borrower”), hereby promises to pay to [                    ] (the “Lender”), at the principal office of Wells Fargo Bank, National Association (the “Administrative Agent”), at [                    ], the aggregate principal amount of the Loans made from time to time by the Lender to the Borrower under the Credit Agreement, as hereinafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books. Failure to make any such recordation shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note pursuant to Section 12.04 of the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of September 2, 2014 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT A-1 – 1

ENERGEN CORPORATION

By:
Name:	Charles W. Porter, Jr.
Title:	Vice President, Chief Financial Officer and Treasurer

EXHIBIT A-1 – 2

EXHIBIT A-2

FORM OF SWINGLINE NOTE

[                    ], 2014

FOR VALUE RECEIVED, Energen Corporation, an Alabama corporation (the “Borrower”), hereby promises to pay to Wells Fargo Bank, National Association (the “Lender”), at [            ], the principal sum of each Swingline Loan made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Swingline Loan, at such office, in like money and funds, for the period commencing on the date of such Swingline Loan until such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, interest rate and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books. Failure to make any such recordation shall not affect the Lender’s or the Borrower’s rights or obligations in respect of the Swingline Loans or affect the validity of such transfer by the Lender of this Swingline Note pursuant to Section 12.04 of the Credit Agreement.

This Swingline Note is one of the Notes referred to in the Credit Agreement dated as of September 2, 2014 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Swingline Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Swingline Note have the respective meanings assigned to them in the Credit Agreement.

This Swingline Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Swingline Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Swingline Note.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT A-2 – 1

ENERGEN CORPORATION

By:
Name:	Charles W. Porter, Jr.
Title:	Vice President, Chief Financial Officer and Treasurer

EXHIBIT A-2 – 2

EXHIBIT B

FORM OF BORROWING REQUEST

[                    ], 20[    ]

Energen Corporation, an Alabama corporation (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of September 2, 2014 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i) Aggregate amount of the requested Borrowing is $[        ];

(ii) Date of such Borrowing is [                    ], 20[    ];

(iii) Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv) In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [            ];

(v) Amount of Borrowing Base in effect on the date hereof is $[        ];

(vi) Amount of the effective Aggregate Commitment on the date hereof is $[        ];

(vii) Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[        ]; and

(viii) Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[        ]; and

(ix) Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[                    ]

[                    ]

[                    ]

[                    ]

[                    ]

EXHIBIT B – 1

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower (and not in his/her individual capacity) that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

ENERGEN CORPORATION

By:
Name:
Title:

EXHIBIT B – 2

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[                    ], 20[    ]

Energen Corporation, an Alabama corporation (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of September 2, 2014 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i) The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [            ];

(ii) The effective date of the election made pursuant to this Interest Election Request is [                    ], 20[    ]; [and]

(iii) The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

[(iv) [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [            ]].

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower (and not in his/her individual capacity) that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

ENERGEN CORPORATION

By:
Name:
Title:

EXHIBIT C – 1

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [            ] of [            ], a [            ] [            ] (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower (and not in his/her individual capacity). With reference to the Credit Agreement dated as of September 2, 2014 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a) As of the date hereof, no Default or Event of Default has occurred [or specify Default and describe any actions taken or proposed to be taken with respect thereto].

(b) Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 as of the end of the [fiscal quarter][fiscal year] ending [            ].

(c) Attached hereto are any changes in the identity of the Restricted Subsidiaries, Material Subsidiaries, Immaterial Subsidiaries, Guarantors and Unrestricted Subsidiaries, as of the end of the [fiscal quarter][fiscal year] ending [            ], from the Restricted Subsidiaries, Material Subsidiaries, Immaterial Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the [Effective Date][most recent fiscal quarter].

(d) Since [same date as audited financials in Section 7.04(a)], no material change in GAAP or in the application thereof has occurred [or specify any such change and the effect of such change on the financial statements accompanying such certificate].

EXECUTED AND DELIVERED this [    ] day of [            ].

ENERGEN CORPORATION

By:
Name:
Title:

EXHIBIT D – 1

EXHIBIT E

SECURITY INSTRUMENTS AS OF THE EFFECTIVE DATE

1. Guaranty Agreement, dated as of September 2, 2014 by Energen Resources Corporation, an Alabama corporation, as Guarantor, in favor of the Administrative Agent and the Secured Parties.

2. Pledge and Security Agreement, dated as of September 2, 2014 by the Borrower in favor of the Administrative Agent and the Secured Parties.

3. Pledge and Security Agreement, dated as of September 2, 2014 by Energen Resources Corporation, an Alabama corporation, in favor of the Administrative Agent and the Secured Parties.

4. Financing Statements in respect of item 2 and item 3, naming, respectively, the Borrower and Energen Resources Corporation as debtors.

5. Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of September 2, 2014 by Energen Resources Corporation, as Mortgagor, in favor of the Administrative Agent, as Mortgagee, or alternatively, to Brian Malone, as Trustee, for the benefit the Administrative Agent and the Secured Parties.

EXHIBIT E – 1

EXHIBIT F

FORM OF GUARANTY AGREEMENT

[Attached]

EXHIBIT F – 1

EXHIBIT G-1

FORM OF BORROWER SECURITY AGREEMENT

[Attached]

EXHIBIT G-1 – 1

EXHIBIT G-2

FORM OF GUARANTOR SECURITY AGREEMENT

[Attached]

EXHIBIT G-2 – 1

EXHIBIT H

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower:	Energen Corporation

4. Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5. Credit Agreement:	Credit Agreement dated as of September 2, 2014 among Energen Corporation, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents party thereto

[1]	Select as applicable.

EXHIBIT H – 1

6. Assigned Interest:

Amount of Commitment/Loans Assigned	Percentage Assigned of Aggregate Commitment
%
%
%

Effective Date:                          , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

EXHIBIT H – 2

[Consented to and][2] Accepted:

Wells Fargo Bank, National Association, as
Administrative Agent

By
Title:

[Consented to:][3]

[NAME OF RELEVANT PARTY]

By
Title:

[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[3]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

EXHIBIT H – 3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type; (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal,

EXHIBIT H – 4

interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax or other electronic transmission (e.g. .pdf) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H – 5

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDERS; NOT PARTNERSHIPS)

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 2, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energen Corporation, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other Agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                          , 20[    ]

EXHIBIT I-1 – 1

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS; NOT PARTNERSHIPS)

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 2, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energen Corporation, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other Agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                          , 20[    ]

EXHIBIT I-2 – 1

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS; PARTNERSHIPS)

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 2, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energen Corporation, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other Agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or applicable successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                          , 20[    ]

EXHIBIT I-3 – 1

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDERS; PARTNERSHIPS)

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 2, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energen Corporation, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other Agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or applicable successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                          , 20[    ]

EXHIBIT I-4 – 1

EXHIBIT J

FORM OF COMMITMENT INCREASE CERTIFICATE

[                    ], 20[    ]

To:	Wells Fargo Bank, National Association,
as Administrative Agent

Reference is hereby made to the Credit Agreement dated as of September 2, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energen Corporation, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other Agents party thereto. Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Commitment Increase Certificate is being delivered pursuant to Section 2.10 of the Credit Agreement.

Please be advised that the undersigned Lender has agreed (a) to increase its Commitment under the Credit Agreement effective [                    ], 20[    ] from $[        ] to $[        ] and (b) that it shall continue to be a party in all respects to the Credit Agreement and the other Loan Documents pursuant to Section 2.10(a)(viii) of the Credit Agreement.

Very truly yours,

ENERGEN CORPORATION,
an Alabama corporation

By:
Name:
Title:

EXHIBIT J – 1

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Accepted and Agreed:

[Name of Lender]

By:
Name:
Title:

EXHIBIT J – 2

EXHIBIT K

FORM OF ADDITIONAL LENDER CERTIFICATE

[                    ], 20[    ]

To:	Wells Fargo Bank, National Association,
as Administrative Agent

Reference is hereby made to the Credit Agreement dated as of September 2, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Energen Corporation, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other Agents party thereto. Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Additional Lender Certificate is being delivered pursuant to Section 2.10 of the Credit Agreement.

Please be advised that the undersigned Additional Lender has agreed (a) to become a Lender under the Credit Agreement effective [                    ], 20[    ] with a Commitment of $[        ] and (b) that it shall be a party in all respects to the Credit Agreement and the other Loan Documents pursuant to Section 2.10(a)(viii) of the Credit Agreement.

This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 5.03(f) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender. The [Borrower/Additional Lender] shall pay the fee payable to the Administrative Agent pursuant to Section 2.10(a)(vi) of the Credit Agreement.

Very truly yours,

ENERGEN CORPORATION,
an Alabama corporation

By:
Name:
Title:

EXHIBIT K – 1

Accepted and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

Accepted and Agreed:

[Name of Additional Lender]

By:
Name:
Title:

EXHIBIT K – 2

SCHEDULE 7.05

LITIGATION

See items disclosed in Schedule 7.06 to this Agreement.

Items disclosed or referenced in this Schedule are not necessarily limited to matters required by this Agreement to be reflected herein. Such additional matters not required by this Agreement are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The mere inclusion of an exception herein shall not be deemed an admission by the Borrower or any of its Subsidiaries that such exception represents a matter that is material for purposes of this Agreement, is necessarily expected to have a Material Adverse Effect or is required to be disclosed herein. Nothing herein shall constitute an admission to any third party.

SCHEDULE 7.05 – 1

SCHEDULE 7.06

ENVIRONMENTAL MATTERS

1.	Under oversight of the Site Remediation Section of the Railroad Commission of Texas, Energen Resources Corporation is currently in the process of cleanup and remediation of oil and gas wastes in nine reserve pits in Mitchell County, Texas. The Borrower estimates that the cleanup, remediation and related costs will approximate $3.4 million of which $1.9 million has been incurred and $0.5 million has been reserved. Also included is a preliminary estimate of $1 million of exposure for further remediation which may be required by the Railroad Commission and is pending further review by the Borrower.

2.	During January 2014, Energen Resources Corporation responded to a General Notice and Information Request from the Environmental Protection Agency (EPA) regarding the Reef Environmental Site in Sylacauga, Talladega County, Alabama. The letter identifies Energen Resources Corporation as a potentially responsible party (PRP) under The Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) for the cleanup of the Site. In 2008, Energen Resources Corporation hired a third party to transport approximately 3,000 gallons of non-hazardous wastewater to Reef Environmental for wastewater treatment. Reef Environmental ceased operating its wastewater treatment system in 2010. Due to its one time use of Reef Environmental for a small volume of non-hazardous wastewater, Energen Resources Corporation has not accrued a liability for cleanup of the Site.

Items disclosed or referenced in this Schedule are not necessarily limited to matters required by this Agreement to be reflected herein. Such additional matters not required by this Agreement are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The mere inclusion of an exception herein shall not be deemed an admission by the Borrower or any of its Subsidiaries that such exception represents a matter that is material for purposes of this Agreement, is necessarily expected to have a Material Adverse Effect or is required to be disclosed herein. Nothing herein shall constitute an admission to any third party.

SCHEDULE 7.06 – 1

SCHEDULE 7.14

SUBSIDIARIES AND PARTNERSHIPS; UNRESTRICTED SUBSIDIARIES

Restricted Subsidiaries as of the Effective Date:

Name of Restricted Subsidiaries	Jurisdiction of Organization	Organizational Identification Number	Principal Place of Business and Chief Executive Office	Material or Immaterial Subsidiary
Energen Resources Corporation	Alabama	181-916	605 Richard Arrington Jr. Boulevard North, Birmingham, AL 35203	Material Subsidiary

EGN Services, Inc.	Alabama	128-913	605 Richard Arrington Jr. Boulevard North, Birmingham, AL 35203	Immaterial Subsidiary

Basin Pipeline Corp.	Alabama	098-043	605 Richard Arrington Jr. Boulevard North, Birmingham, AL 35203	Immaterial Subsidiary

There are no Unrestricted Subsidiaries as of the Effective Date.

SCHEDULE 7.14 – 1

SCHEDULE 7.18

GAS IMBALANCES

None

SCHEDULE 7.18 – 1

SCHEDULE 7.19

SWAP AGREEMENTS

Counterparty	Type	Effective Date	Term Start Date	Termination Date	Notional Amount or Volume	Unit of Measure	Estimated Net Mark to Market Value (as of June 30, 2014)		Credit Support Agreements *
Bank of Montreal	Commodity Swap – Gas	02-17-12	7/1/2014	12/31/2014	2,580,000	MMBTU	($1,220,216)		PG
Bank of Montreal	Commodity Swap – Gas	03-10-14	1/1/2015	12/31/2015	3,000,000	MMBTU	($236,542)		PG
Bank of Montreal	Commodity Swap – Gas	03-11-14	1/1/2015	12/31/2015	3,000,000	MMBTU	($236,542)		PG
Bank of Montreal	Commodity Swap – Gas	04-17-14	1/1/2015	12/31/2015	2,520,000	MMBTU	$309,315		PG
Bank of Montreal	Commodity Swap – Gas	04-17-14	1/1/2015	12/31/2015	2,520,000	MMBTU	$327,677		PG
Bank of Montreal	Commodity Swap – Oil	03-03-14	1/1/2015	12/31/2015	600,000	Barrels	($4,010,115)		PG
Bank of Montreal	Commodity Swap – Oil	08-16-12	6/1/2014	12/31/2014	175,000	Barrels	($1,991,944)	Δ	PG

Bank of Montreal Total							($7,058,366)

Barclays Capital	Commodity Swap – Gas	04-18-13	7/1/2014	10/31/2014	360,000	MMBTU	($128,852)		PG
Barclays Capital	Commodity Swap – Gas	08-07-12	7/1/2014	12/31/2014	1,800,000	MMBTU	($1,055,305)		PG
Barclays Capital	Commodity Swap – Oil	01-04-12	6/1/2014	12/31/2014	143,000	Barrels	($1,225,639)	Δ	PG
Barclays Capital	Commodity Swap – Oil	03-03-14	1/1/2015	12/31/2015	600,000	Barrels	($4,075,072)		PG
Barclays Capital	Commodity Swap – Oil	08-01-13	1/1/2015	12/31/2015	720,000	Barrels	($5,449,684)		PG
Barclays Capital	Commodity Swap – Oil	09-14-12	6/1/2014	12/31/2014	340,000	Barrels	($2,998,235)	Δ	PG

Barclays Capital Total							($14,932,787)

BP	Commodity Swap – Gas	04-12-13	6/1/2014	12/31/2014	840,000	MMBTU	($319,383)	Δ	PG
BP	Commodity Swap – Gas	05-16-12	7/1/2014	12/31/2014	1,860,000	MMBTU	($1,152,206)		PG
BP	Commodity Swap – Oil	01-04-12	6/1/2014	12/31/2014	140,000	Barrels	($1,262,703)	Δ	PG
BP	Commodity Swap – Oil	02-17-12	6/1/2014	12/31/2014	301,000	Barrels	($1,832,728)	Δ	PG
BP	Commodity Swap – Oil	03-27-12	6/1/2014	12/31/2014	245,000	Barrels	($664,258)	Δ	PG
BP	Commodity Swap – Oil	04-17-14	1/1/2015	12/31/2015	360,000	Barrels	($1,921,099)		PG

BP Total							($7,152,377)

SCHEDULE 7.19 – 1

Counterparty	Type	Effective Date	Term Start Date	Termination Date	Notional Amount or Volume	Unit of Measure	Estimated Net Mark to Market Value (as of June 30, 2014)		Credit Support Agreements *
CIBC	Commodity Swap – Oil	01-10-13	1/1/2015	12/31/2015	360,000	Barrels	($2,388,581)		PG
CIBC	Commodity Swap – Oil	07-31-13	1/1/2015	12/31/2015	720,000	Barrels	($5,651,534)		PG
CIBC	Interest Rate Swap	12-06-11	6/30/2014	11/29/2016	$20,000,000		($154,437)

CIBC Total							($8,194,553)

Citigroup	Commodity Swap – Gas	07-03-12	7/1/2014	12/31/2014	670,000	MMBTU	($333,720)		PG
Citigroup	Commodity Swap – Oil	08-17-10	6/1/2014	12/31/2014	126,000	Barrels	($2,423,022)	Δ	PG
Citigroup	Commodity Swap – Oil	09-13-11	6/1/2014	12/31/2014	280,000	Barrels	($3,381,812)	Δ	PG
Citigroup	Commodity Swap – Oil	12-15-10	6/1/2014	12/31/2014	140,000	Barrels	($1,969,056)	Δ	PG
Citigroup	Commodity Swap – Oil	12-15-10	6/1/2014	12/31/2014	127,000	Barrels	($1,802,012)	Δ	PG

Citigroup Total							($9,909,622)

Credit Suisse	Commodity Swap – Gas	08-08-12	7/1/2014	12/31/2014	930,000	MMBTU	($500,695)		PG
Credit Suisse	Commodity Swap – NGL	04-17-14	6/1/2014	12/31/2014	175,000	Barrels	($12,403)	Δ	PG
Credit Suisse	Commodity Swap – NGL	04-17-14	6/1/2014	12/31/2014	49,000	Barrels	($4,122)	Δ	PG
Credit Suisse	Commodity Swap – NGL	04-17-14	6/1/2014	12/31/2014	630,000	Barrels	$44,811	Δ	PG
Credit Suisse	Commodity Swap – Oil	07-31-13	1/1/2015	12/31/2015	360,000	Barrels	($2,829,848)		PG
Credit Suisse	Commodity Swap – Oil	08-01-13	1/1/2015	12/31/2015	360,000	Barrels	($2,829,848)		PG

Credit Suisse Total							($6,132,104)

Goldman Sachs	Commodity Swap – Gas	05-04-11	7/1/2014	12/31/2014	3,000,000	MMBTU	$2,787,598		PG / CSA with Threshold of Infinity
Goldman Sachs	Commodity Swap – Gas	05-04-11	7/1/2014	12/31/2014	1,500,000	MMBTU	$1,879,532		PG / CSA with Threshold of Infinity
Goldman Sachs	Commodity Swap – Oil	08-07-12	6/1/2014	12/31/2014	280,000	Barrels	($3,376,252)	Δ	PG / CSA with Threshold of Infinity
Goldman Sachs	Commodity Swap – Oil	08-17-10	6/1/2014	12/31/2014	210,000	Barrels	($4,022,384)	Δ	PG / CSA with Threshold of Infinity
Goldman Sachs	Commodity Swap – Oil Basis	04-14-14	7/1/2014	12/31/2014	300,000	Barrels	$730,371		PG / CSA with Threshold of Infinity
Goldman Sachs	Commodity Swap – Oil Basis	04-14-14	7/1/2014	12/31/2014	300,000	Barrels	$559,277		PG / CSA with Threshold of Infinity

SCHEDULE 7.19 – 2

Counterparty	Type	Effective Date	Term Start Date	Termination Date	Notional Amount or Volume	Unit of Measure	Estimated Net Mark to Market Value (as of June 30, 2014)			Credit Support Agreements *
Goldman Sachs	Commodity Swap – Oil Basis	04-17-14	7/1/2014	12/31/2014	150,000	Barrels	$279,639			PG / CSA with Threshold of Infinity
Goldman Sachs	Commodity Swap – Oil Basis	04-17-14	7/1/2014	12/31/2014	150,000	Barrels	$279,639			PG / CSA with Threshold of Infinity

Goldman Sachs Total							($882,582)

JPMorgan	Commodity Swap – Gas	02-17-12	7/1/2014	12/31/2014	2,400,000	MMBTU	($690,340)			PG
JPMorgan	Commodity Swap – Gas	04-22-14	1/1/2015	12/31/2015	6,000,000	MMBTU	$601,770			PG
JPMorgan	Commodity Swap – Gas	05-16-12	7/1/2014	12/31/2014	660,000	MMBTU	($314,277)			PG
JPMorgan	Commodity Swap – Oil	02-05-13	1/1/2015	12/31/2015	360,000	Barrels	($2,322,713)			PG
JPMorgan	Commodity Swap – Oil	03-27-12	6/1/2014	12/31/2014	245,000	Barrels	($697,356)		Δ	PG
JPMorgan	Commodity Swap – Oil	04-21-14	1/1/2015	12/31/2015	360,000	Barrels	($1,885,527)			PG
JPMorgan	Commodity Swap – Oil	07-29-13	1/1/2015	12/31/2015	720,000	Barrels	($5,694,671)			PG
JPMorgan	Commodity Swap – Oil	08-07-12	6/1/2014	12/31/2014	175,000	Barrels	($1,993,170)		Δ	PG
JPMorgan	Commodity Swap – Oil	08-16-12	6/1/2014	12/31/2014	210,000	Barrels	($2,381,373)		Δ	PG
JPMorgan	Commodity Swap – Oil Basis	04-10-14	7/1/2014	12/31/2014	900,000	Barrels	$2,341,491			PG

JPMorgan Total							($13,036,166)

Macquarie	Commodity Swap – Gas	07-22-11	7/1/2014	12/31/2014	5,400,000	MMBTU	$3,515,486			PG
Macquarie	Commodity Swap – Oil	12-13-10	6/1/2014	12/31/2014	210,000	Barrels	($2,991,704)		Δ	PG

Macquarie Total							$523,782

Bank of Amer./Merrill Lynch	Commodity Swap – Oil	07-22-13	1/1/2015	12/31/2015	720,000	Barrels	($6,178,380)			PG
Bank of Amer./Merrill Lynch	Commodity Swap – Oil	07-29-13	1/1/2015	12/31/2015	720,000	Barrels	($5,653,757)			PG
Bank of Amer./Merrill Lynch	Commodity Swap – Oil	11-04-10	6/1/2014	12/31/2014	210,000	Barrels	($2,640,668)		Δ	PG

Bank of Amer./Merrill Lynch Total							($14,472,805)

Morgan Stanley	Commodity Swap – Gas	06-18-13	1/1/2015	12/31/2015	6,000,000	MMBTU	($248,145)			PG
Morgan Stanley	Commodity Swap – Gas Basis	03-20-14	6/1/2014	12/31/2014	1,790,000	MMBTU	($100,317)	Δ		PG

SCHEDULE 7.19 – 3

Counterparty	Type	Effective Date	Term Start Date	Termination Date	Notional Amount or Volume	Unit of Measure	Estimated Net Mark to Market Value (as of June 30, 2014)		Credit Support Agreements *
Morgan Stanley	Commodity Swap – Gas Basis	03-20-14	6/1/2014	12/31/2014	1,750,000	MMBTU	($53,165)	Δ	PG
Morgan Stanley	Commodity Swap – Oil	07-29-13	1/1/2015	12/31/2015	360,000	Barrels	($2,829,848)		PG
Morgan Stanley	Commodity Swap – Oil	07-31-13	1/1/2015	12/31/2015	360,000	Barrels	($2,829,848)		PG
Morgan Stanley	Commodity Swap – Oil	08-17-10	6/1/2014	12/31/2014	350,000	Barrels	($6,733,099)	Δ	PG
Morgan Stanley	Commodity Swap – Oil	09-08-11	6/1/2014	12/31/2014	280,000	Barrels	($3,314,259)	Δ	PG
Morgan Stanley	Commodity Swap – Oil	09-15-11	6/1/2014	12/31/2014	280,000	Barrels	($3,258,629)	Δ	PG
Morgan Stanley	Commodity Swap – Oil	11-04-10	6/1/2014	12/31/2014	210,000	Barrels	($2,694,307)	Δ	PG

Morgan Stanley Total							($22,061,619)

Shell Trading	Commodity Swap – Gas	06-27-12	7/1/2014	12/31/2014	2,280,000	MMBTU	($1,380,147)		PG
Shell Trading	Commodity Swap – Oil	07-22-11	6/1/2014	12/31/2014	219,000	Barrels	($49,043)	Δ	PG
Shell Trading	Commodity Swap – Oil	09-13-11	6/1/2014	12/31/2014	280,000	Barrels	($3,328,008)	Δ	PG
Shell Trading	Commodity Swap – Oil	09-13-11	6/1/2014	12/31/2014	280,000	Barrels	($3,258,470)	Δ	PG

Shell Trading Total							($8,015,668)

TD Securities	Commodity Swap – Gas	04-21-14	1/1/2015	12/31/2015	3,650,000	MMBTU	$374,377		PG
TD Securities	Commodity Swap – Gas	04-22-14	1/1/2015	12/31/2015	2,350,000	MMBTU	$288,715		PG
TD Securities	Commodity Swap – Gas Basis	03-13-14	7/1/2014	12/31/2014	1,180,000	MMBTU	($137,098)		PG

TD Securities Total							$525,993

Wells Fargo	Commodity Swap – Gas	04-12-13	7/1/2014	12/31/2014	1,500,000	MMBTU	($511,082)		PG
Wells Fargo	Commodity Swap – NGL	04-24-14	7/1/2014	9/30/2014	45,000	Barrels	$26,643		PG
Wells Fargo	Commodity Swap – NGL	04-24-14	10/1/2014	12/31/2014	75,000	Barrels	$36,564		PG
Wells Fargo	Commodity Swap – Oil	02-17-12	6/1/2014	12/31/2014	280,000	Barrels	($1,782,448)	Δ	PG
Wells Fargo	Commodity Swap – Oil	03-03-14	1/1/2015	12/31/2015	300,000	Barrels	($1,985,454)		PG
Wells Fargo	Commodity Swap – Oil	04-04-14	1/1/2015	12/31/2015	300,000	Barrels	($1,985,454)		PG
Wells Fargo	Commodity Swap – Oil	04-27-11	6/1/2014	12/31/2014	41,000	Barrels	$74,383	Δ	PG
Wells Fargo	Interest Rate Swap	12-06-11	6/30/2014	11/29/2016	$150,000,000		($1,268,941)

Wells Fargo Total							($7,395,788)

Total Estimated Net Mark-to-Market Value							($118,194,661)

SCHEDULE 7.19 – 4

*	In addition to any credit support agreements listed in this table, the credit support (i.e., unsecured guaranty) to the extent provided under either or both of the Existing Credit Agreements, which credit agreements will be terminated on the Effective Date

PG indicates an unsecured parent guaranty

Δ	denotes inclusion of June 2014 contracts as they are closed but not yet cash settled at June 30, 2014

SCHEDULE 7.19 – 5

SCHEDULE 9.02

EXISTING DEBT

None

SCHEDULE 9.02 – 1

SCHEDULE 9.05

INVESTMENTS

•	Investments from time to time in rabbi trusts and VEBA trusts (and the Investments in such trusts) maintained by the Borrower to fund its obligations under certain executive deferred compensation plans and certain health and welfare plans.

•	Investments from time to time in a qualified trust (and the Investments therein) maintained by the Borrower to fund obligations under its qualified pension plan.

•	Borrower maintains insurance contracts with two insurance companies that may be used for payment of the Borrower’s nonqualified supplemental retirement plans.

SCHEDULE 9.05 – 1